Exhibit 10.11

Certain information has been excluded from this agreement (indicated by “[***]”) because ODDITY Tech Ltd. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

SHARE PURCHASE AGREEMENT

by and among

IL MAKIAGE COSMETICS (2013) LTD.

VOYAGE81 LTD.

THE SHAREHOLDERS OF VOYAGE81 LTD.

and

NATE JARET,

as the SHAREHOLDER REPRESENTATIVE

Dated JULY 9, 2021

THIS SHARE PURCHASE AGREEMENT (“Agreement”) is entered into on the 9th day of July, 2021, by and among:

IL MAKIAGE COSMETICS (2013) LTD., a company existing under the laws of the State of Israel, company registration no. 51-493626-9 (the “Purchaser”);

VOYAGE81 LTD., a company duly and validly organized under the laws of Israel, company registration no. 51-582883-8 (the “Company”);

THE SHAREHOLDERS OF THE COMPANY LISTED IN SCHEDULE A HERETO (each, an “Executing Shareholder” and collectively, the “Executing Shareholders”); and

NATE JARET, in his/its capacity as the representative of the Shareholders (the “Shareholder Representative”) (in addition to, but separate from, for the avoidance of doubt, his capacity as a Shareholder),

(collectively, the ‘‘Parties” and each of them, a “Party”).

WHEREAS:

(A)	The Purchaser desires to acquire 100% of the issued and outstanding share capital of the Company on a Fully Diluted Basis, all being free and clear of any Security Interests, in consideration for payment of the Purchase Price (as adjusted pursuant hereto), all on the terms and subject to the conditions hereinafter set forth; and

(B)	The Executing Shareholders are the owners on the date hereof of at least 90% of issued and outstanding share capital of the Company on an as converted basis and Fully Diluted Basis and of each class of shares of the Company on an as converted basis and Fully Diluted Basis, as are set out in Schedule A-1 hereto, and have accepted the offer extended by the Purchaser and agreed to sell to the Purchaser all of their outstanding securities in the Company, free and clear of any Security Interests, on the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE, the Parties agree as follows:

1.	INTERPRETATION

1.1.	Definitions. The following terms shall have the following meanings:

“102 Options”	Company Options subject to tax in accordance with Section 102(b)(2) of the ITO.

“102 Shares”	Ordinary Shares issued upon exercise of 102 Options and deposited with the 102 Trustee.

“102 Trustee”	ESOP Management & Trust Services Ltd., the trustee nominated by the Company as trustee for the Option Plan in accordance with Section 102.

“3(i) Options”	Company Options subject to tax in accordance with Section 3(i) of the ITO.

“341 Legal Proceeding”	A pending legal proceeding with respect to the compulsory sale of Purchase Shares pursuant to the Bring-Along Provisions that is filed by a Non-Executing Shareholder with a court of competent jurisdiction during the one-month period following the delivery of the Bring-Along Notice in accordance with Section 341(b) of the Companies Law.

“Accounting Arbitrator”	As defined in Section 2.7.5.

“Affiliate”	With respect to a Person: (i) any Person controlling, controlled by or under common control with such Person, (ii) if such Person is a natural person, then the immediate family of such natural person, and (iii) the ultimate controlling shareholder of such person and his immediate family members. For the purpose of this definition of Affiliate, “control” shall mean the ability, directly or indirectly, to direct the activities of the relevant entity and shall include the holding of 50% (fifty percent) or more of the issued and outstanding share capital, voting rights or other ownership interests of such entity or the right to appoint 50% (fifty percent) or more of the directors (or the equivalent thereof) in such entity.

“Aggregate Purchase Price Adjustment”	As defined in Section 2.7.6.

“Benefit Plans”	All plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, registered or unregistered, to which the Company is a party, by which the Company is bound, or under which the Company has, or will have, any liability or contingent liability, under or pursuant to which payments are made, or benefits may arise, including pension or other retirement plans, further education fund, insured or self-insured employee benefit plans, and compensation plans with respect to any of its Employees or former Employees (or any spouses, dependents, survivors or beneficiaries of any such Employees or former Employees), directors or officers, individuals working on contract with the Company or other individuals providing services to the Company of a kind normally provided by Employees, or eligible dependents of any such Persons.

“Board of Directors”	The board of directors of the Company.

“Books and Records”	Books and records of the Company, including financial, corporate, operations and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, formulae, business reports, plans and projections, and legal documentation and all other documents, surveys, plans, files, records, assessments, correspondence, and other data and information, financial or otherwise, including all data and information stored on computer-related or other electronic media.

“Bring-Along Notice”	As defined in Section 8.14.2.

“Bring-Along Provisions”	As defined in Section 8.14.1.

“Business Day”	means a day, other than Friday, Saturday and Sunday and other than any other day on which commercial banks in Israel and New York are generally closed for business.

“Business Data”

 All data and information in any medium collected, developed, created, generated, or used in the conduct of the business of the Company, including all proprietary information of or relating to the Company, and all Personal Information in the possession, custody, or control of the Company, or otherwise held or processed on the Company’s behalf.

“Claims”

Claims, demands, complaints, actions, suits, causes of action, assessments or reassessments, charges, judgments, Debt Liabilities, expenses, costs, damages or losses, contingent or otherwise, including loss of value, professional fees, reasonable fees of legal counsel, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

“Closing”	As defined in Section 3.1.

“Closing Balance Sheet”	As defined in Section 2.6.3.

“Closing Date”	As defined in Section 3.1.

“Closing Payment”	As defined in Section 3.2.6.

“Company Intellectual Property”	Both Company Owned Intellectual Property and Company Licensed Intellectual Property.

“Company Licensed Intellectual Property”	All Intellectual Property owned by third Persons and licensed to the Company, other than commercial “off the shelf” products available to the general public for licensing and other licenses governed by an Excluded License or other open source software.

“Company Options”	Options to purchase Ordinary Shares of the Company granted or promised under the Option Plan.

“Company Owned Intellectual Property”	All Intellectual Property owned or purported to be owned by the Company.

“Company Registered Intellectual Property”	As defined in Section 5.14.1.
“Companies Law”	The Israel Companies Law 5759-1999, as amended from time to time.

“Contract”	A contract, license, lease, instrument, promissory note, bond, debenture, mortgage, agreement, arrangement, commitment, obligation or understanding under which any Person is bound, has unfulfilled obligations, including maintenance or support obligations, or contingent liabilities or is owed unfulfilled obligations, whether asserted or not, expired or not, entered into, given, issued or agreed to.

“Contractors”	As defined in Section 5.12.2.

“Current Articles”	The articles of association of the Company, as in effect on the date of this Agreement and as of immediately prior to Closing.

“Damages”	As defined in Section 10.1.

“Data Protection Laws”	All applicable laws relating to data protection, privacy and security of or the processing of Personal Information (including the Israel Protection of Privacy Law, 1981, and the regulation promulgated pursuant thereto and the EU General Data Protection Regulation 2016/679, and any other national, state or other data protection and privacy laws), in each case, to the extent applicable to the Company.

“Debt”	As defined in Section 2.6.

“Debt Liabilities”	All indebtedness, determined without duplication, including indebtedness evidenced by notes, capitalized leases, bank term and revolving credit loans, obligations related to drawn letters of credit, bonds evidencing indebtedness, debentures, borrowings from lending institutions or other persons, subordinated loans and subordinated debt securities with or without stated maturity, bank bills, bank overdrafts, obligations with respect to the factoring or discounting of accounts receivable and other instruments, and accrued interest and expense and penalties on any of the foregoing (including prepayment penalties) all calculated in accordance with GAAP.

“Determination Materials”	As defined in Section 2.7.5.

“Disputed Adjustment”	As defined in Section 2.7.5.

“Employees”	Those Persons employed directly by the Company, whether such Persons are employed on a full-time, part-time or temporary basis, including those employees on secondment, disability leave, parental leave or other absence.

“Escrow Amount”	As defined in Section 2.8.

“Escrow Agent”	IBI Trust Management.

“Escrow Agreement”	As defined in Section 2.8.

“Escrow Fund”	As defined in Section 2.8.

“Estimated Aggregate Purchase Price Adjustment”	As defined in Section 2.7.2.

“Excluded License”	As defined in Section 5.14.18.

“Executing Shareholders”	Shareholders executing this Agreement, as detailed in Schedule A-1.

“Expense Fund”	As defined in Section 4.6.

“Financial Statements”	As defined in Section 5.4.1.

“Firm”	As defined in Section 11.12.

“Fraud Event”	As defined in Section 10.7.

“Founders”	Each of Niv Price and Boaz Arad.

“Fully Diluted Basis”	The total number of shares on an as-converted basis that would be outstanding if all convertible securities, including convertible loans, options (whether vested or unvested), warrants, and all other rights, in whatever form(whether written or verbal), to acquire shares or exchangeable for shares were exercised or converted and all anti-dilutions with respect thereto were effected.

“Fundamental Representations”	As defined in Section 10.9.

“GAAP”	US generally accepted accounting principles, consistently applied with past practice of the Company.

“Governmental Authority”	Any supranational body, national, federal, state, local, regional, municipal or any other government, or governmental subdivision thereof, or any authority, agency or commission entitled to exercise on the Company any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or, to the extent that a Person is subject to the jurisdiction thereof, any arbitrator or arbitral body.

“Governmental Grant”	Means any grant, funding, incentive, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief, support or privilege (including approval to participate in a program or framework without receiving financial support), including any application therefor, whether pending, approved, provided or made available by or on behalf of or under the authority of the IIA or any related authorities or programs, the Israeli Investment Center, the State of Israel, and any bi-, multi-national, regional or similar program, framework or foundation (including, for example, BIRD), the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Authority.

“Governmental Obligations”	The aggregate amount of any royalties, fines, fees, repayments, or any other amount payable by the Company, at or following the Closing, to any Governmental Authority in connection with Governmental Grants, including the IIA as of the Closing; provided that with respect to the computation of the amount owed to the IIA it shall take into account the entire outstanding funding amount received from the IIA without penalties (other than penalties imposed in connection with acts or omissions performed prior to Closing), (such amount owed to the IIA as of the Closing is referred to as the “IIA Amount”).

“IIA”	Means the Israel Innovation Authority, formerly known as the Office of the Chief Scientist of the Israeli Ministry of Economy and Industry.

“Indemnified Party”	As defined in Section 10.1.

“Indemnifying Party”	As defined in Section 10.3.

“Intellectual Property”	All Israeli, United States, international, and foreign: (1) designs (whether registered or unregistered), patents, utility models and applications therefor, and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures (“Patent Rights”); (2) trade secrets and other rights in know-how and confidential or proprietary information; (3) mask works, integrated circuits, designs and copyrights, registrations and applications therefor, and all other rights corresponding thereto (including moral rights), throughout the world; and (4) rights in World Wide Web addresses and domain names and applications and registrations therefor (“Domain Names”), all trade names, logos, common law trademarks and service marks, trade dress, trademark and service mark registrations and applications therefor, and all goodwill associated therewith throughout the world; and (5) any similar, corresponding, or equivalent rights to any of the foregoing in (1) through (4) above, anywhere in the world.

“Intellectual Property Rights”	Any and all rights in, arising out of, or associated with Intellectual Property.

“Interim Option Tax Ruling”	As defined in Section 2.5.2.

“Interim Period”	As defined in Section 8.1.

“ITA”	Israel Tax Authority.

“ITO”	Israeli Income Tax Ordinance [New Version] 1961 and all the regulations, rules and orders promulgated therein.

“Key Employees”	Each of the Founders and Omer Shwartz.

“Letter of Transmittal”	As defined in Section 2.9.

“Material Contracts”	As defined in Section 5.8.1.

“Money Laundering Laws”	As defined in Section 5.11.

“Notice of Dispute”	As defined in Section 2.7.3.

“Open Source”	means any Intellectual Property Rights that are distributed under an open source, public source, or freeware license, which includes (i) any license approved by the Open Source Initiative or any similar license, (ii) any license that meets the “Open Source Definition” of the Open Source Initiative or the “Free Software Definition” of the Free Software Foundation, (iii) any Creative Commons license and (iv) to the extent not included in the foregoing (i), (ii), and (iii), any Excluded License.

“Option Plan”	Voyage81 Ltd. 2019 Share Incentive Plan of the Company adopted by the Board of Directors on September 3, 2019, as amended from time to time.

“Option Tax Ruling”	As defined in Section 2.5.1.

“Optionholders Letter of Transmittal”	As defined in Section 3.2.5.

“Options”	As defined in Section 5.3.2.

“Ordinary Shares”	Ordinary shares of the Company with par value NIS0.01 each.

“Organizational Documents”	In respect of any entity, the memorandum of association, articles of association, certificate of incorporation, by-laws, certificate(s) of designation or other constitutional documents of any type.

“Paying Agent”	IBI Trust Management.

“Paying Agent Agreement”	As defined in Section 2.9.

“Payor”	As defined in Section .

“Person”	Includes any individual, sole proprietorship, partnership, firm, entity, limited partnership, limited liability company, unlimited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body, corporation, or governmental or national entity and any group that includes more than one Person, and where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or legal representative.

“Personal Information”	Means, in addition to all information defined or described by the Company as “personal information,” “personally identifiable information” or “PII” or using any similar term in any privacy policy or other public-facing statement of the Company, all information regarding or capable of being associated with an individual, including: (i) information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number, government-issued identifier, medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, face geometry, or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual; (ii) any data regarding an individual’s activities online or on a mobile or other application (e.g. searches conducted, web pages, video or other content visited or viewed); and (iii) Internet Protocol addresses or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective or former customer, employee or vendor of any Person.

“Pre-Closing Taxes”

Taxes of or owed by the Company for any taxable period ending on or before the Closing Date and for the portion through the end of the Closing Date for any Straddle Period. In the case of a Straddle Period (i) the amount of any Taxes based on or measured by income, gains, payments (including withholding and value added tax) or receipts for the portion of such Straddle Period through the end of the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date; and (ii) the amount of any other Taxes of the Company for a Straddle Period that relate to the portion of such Straddle Period through the end of the Closing Date will be deemed to be the total amount of such Taxes for the Straddle Period multiplied by a fraction, (A) the numerator of which is the number of days in the Straddle Period up to and including the Closing Date, and (B) the denominator of which is the total number of days in such Straddle Period.

“Preferred Shares”	shall mean Series Seed Preferred Shares and Series A Preferred Shares.

“Price Per Share”	The Purchase Price, as adjusted at the Closing in accordance with the final Waterfall, increased by the exercise price of the Vested Options and divided by the share capital of the Company on an as converted basis and Fully Diluted Basis (excluding the Unvested Options terminating at Closing), and all as finally adjusted at Closing and following the Closing, in accordance with the terms of this Agreement.

“Privacy Contracts”	All Contracts between the Company and any Person that govern the processing of Personal Information.

“Privacy Policy”	As defined in Section 5.14.8.

“Privileged Communications”	As defined in Section 11.12.

“Proposal”	As defined in Section 8.4.

“Purchase Price”	As defined in Section 2.2.

“Purchase Price Adjustment’	As defined in Section 2.2.

“Purchase Shares”	As defined in Section 2.1.

“Released Person”	As defined in Section 9.1.

“Representative Losses”	As defined in Section 4.4.

“Restricted Transaction”	As defined in Section 8.4.

“Retained Sellers”	Means the Key Employees, and each a “Retained Seller”.

“Retained Holdback Amount”	means 50% of the Purchase Price, as adjusted by the Purchase Price Adjustment, payable to the applicable Retained Seller.

“Section 102”	As defined in Section 2.5.1.

“Section 3(i)”	Section 3(i) of the ITO.

“Security Incident”	Means (i) any unauthorized access, acquisition, interruption, alteration or modification, loss, theft, corruption or other unauthorized Processing of Personal Information or other Business Data, (ii) inadvertent, unauthorized, and/or unlawful sale, or rental of Personal Information or other Business Data, or (iii) any breach of the security of or other unauthorized access to or use of or other compromise to the integrity or availability of the Systems.

“Security Interest”	Any interest or equity of any Person (including any right to acquire, option, or right of pre-emption or first refusal) or any mortgage, charge, pledge, lien, attachment, assignment or any other encumbrance or security interest or arrangement of whatsoever nature over or in the relevant property.

“Series A Preferred Shares”	Series A Preferred Shares of the Company, NIS 0.01 par value each.

“Series Seed Preferred Shares”	Series Seed Preferred Shares of the Company, NIS 0.01 par value each.

“Service Inventions”	As defined in Section 5.12.5.

“Shares”	Means the Ordinary Shares and the Preferred Shares.

“Shareholder Representative”	As defined in Section 4.1.

“Shareholders”	As defined in the recitals.

“Straddle Period”	Any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Systems”	Means the information technology assets, computer systems, devices, mobile devices, equipment, hardware, servers, software, networks, telecommunications systems and related infrastructure and facilities, used or held for use by the Company.

“Tax(es)”	Any Israeli or non-Israeli taxes, charges, fees, levies, imposts, assessments, deductions and withholdings in the nature of taxes whatsoever (including taxes concerning income, capital gains, sales, value added, franchise, withholding, payroll, employment, social security, national insurance, national health insurance, transfer, customs duties, tariffs, severance, stamp or property tax, unemployment, excise, severance, stamp, occupation, assessments) and all linkage differentials, interest thereon, penalties with respect thereto, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described herein, if any, whether disputed or not.

“Tax Contest”	Any inquiry, audit, examination, assessment, hearing, trial, appeal, or other administrative or judicial proceeding with respect to any Taxes or Tax Returns.

“Tax Incentives”	As defined in Section 5.7.3.

“Taxing Authority”	The ITA and any other national, regional, federal, state, municipal, or other governmental or regulatory authority or administrative body responsible for the administration of any Taxes.

“Tax Return”	Any return, declaration, report, claim for refund, or information return or statement relating to Taxes, filed or required to be filed, including any schedule or attachment thereto, including any amendment thereof, and including, where permitted or required, combined, consolidated, affiliated or unitary returns for any group of entities that includes the Company.

“Technology”	Any and all of the following: computer software and code, including software and firmware listings, assemblers, applets, compilers, source code, object code, net lists, design tools, user interfaces, documentation, annotations, comments, data, data structures, diagrams, product specifications, know-how, show-how, techniques, algorithms, routines, works of authorship, processes, prototypes, test methodologies, trade secrets, materials that document design or design processes, or that document research or testing (including design, processes, and results), any media on which any of the foregoing is recorded, and any other tangible embodiments of any of the foregoing or of Intellectual Property Rights.

“Terminated Agreements”	As defined in Section 3.3.8

“Third Party Defense”	As defined in Section 10.3.

“Third Party Claim”	As defined in Section 10.3.

“Transaction”	The transactions contemplated under the Transaction Documents.

“Transaction Costs”	Any of the following fees, costs and expenses, to the extent outstanding on or following the Closing, incurred or subject to reimbursement or payment by the Company, in each case in connection with the transactions contemplated herein (whether incurred prior to, on or after the date of this Agreement or the Closing Date) plus any applicable non-refundable, Taxes, interest and penalties payable thereon: (i) any brokerage fees, commissions, finders’ fees, costs and expenses or financial advisory fees; (ii) any fees, costs and expenses of legal counsel, accountants or other advisors or service providers; (iii) any fees, costs and expenses or payments of the Company related to any transaction bonus, discretionary bonus, change-of-control payment, phantom equity or transaction bonus payout, payments in lieu of options, “stay-put” or other compensatory payments made to any, director, officer, employee, Contractor or other service provider or supplier of any of the Company as a result of the execution of this Agreement or in connection with the transactions contemplated herein; and (iv) any other fees, costs and expenses or payments triggered or becoming due as a result of or in connection with the transactions contemplated herein or otherwise pursuant to such transactions (including in connection with the filing or receipt of any consent or approval pursuant the transactions contemplated herein from any Person and any immediate repayment obligations vis-a-vis lenders or other third parties, including any prepayment premiums to the extent triggered in connection with the transactions contemplated hereby) but excluding any fees to the Escrow Agent or Paying Agent.

“Transaction Documents”	This Agreement, the Paying Agent Agreement, the Escrow Agreement, Holdback Agreements, Founder Employment Agreements and all other agreements, documents and instruments ancillary to or contemplated by the foregoing.

“Unrestricted Cash”	As defined in Section 2.6.1.

“Unvested Options”	Company Options that are not Vested Options, if any.

“Valid Tax Certificate”	A valid certificate, ruling or any other written instructions regarding Tax withholding, issued by the ITA in customary form and substance reasonably satisfactory to the Paying Agent (which for the avoidance of doubt includes, with respect to Retained Sellers, Purchaser’s opportunity to review comment on and approve the application to the ITA for issuance of such certificate (which approval shall not be unreasonably withheld, delayed, or conditioned)) that is applicable to the payments to be made to any Person pursuant to this Agreement stating that no withholding, or reduced withholding, of Israeli Tax is required with respect to such payment or providing any other instructions regarding Tax withholding. The Parties further agree that the Option Tax Ruling, the Interim Option Tax Ruling and, except with respect to the Retained Sellers, if applicable, a valid certification pursuant to the Israel Income Tax Regulations (Withholding from Payments for Services or Assets), 5737-1977 shall be deemed a Valid Tax Certificate, it being understood that such certificate shall not be valid for transfers outside Israel or for payments not made in cash.

“VAT”	As defined in Section 5.7.15.

“Vested Options”	Company Options that are vested upon Closing in accordance with their vesting schedule or any acceleration duly approved by the Company.

“Waterfall”	The waterfall attached in Schedule C, which shall be updated as of the Closing solely with regard to the issuance of additional Ordinary Shares deriving from exercise of Vested Options included in Schedule 5.3.2, Purchase Price adjustments in accordance with Section 2.7 below, and elections by Shareholders to receive Consideration Shares, or as otherwise agreed between the Company and the Purchaser prior to the Closing. For the avoidance of doubt, the Waterfall: (i) includes a pro-rata share per each Shareholder (in total of 100%) for the purpose of indemnification obligations hereunder, (ii) includes the allocation of Consideration Shares (to the extent known on the date hereof, and updated prior to the Closing), and (iii) lists those Shareholders who, at or prior to the Closing have requested in writing to receive Consideration Shares (to the extent known on the date hereof, and updated prior to the Closing).

“Withholding Drop Date”	As defined in Section 2.9.2.

1.2.	Certain Rules of Interpretation

1.2.1.	Number and Gender - Words and defined terms denoting the singular number include the plural and vice versa and the use of any gender shall be applicable to all genders.

1.2.2.	Headings - The paragraph headings are for the sake of convenience only and shall not affect the interpretation of this Agreement.

1.2.3.	Agreement Integrity - The recitals, schedules, appendices, annexes and exhibits hereto form an integral part of this Agreement.

1.2.4.	Including - Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

1.2.5.	No Strict Construction - The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

1.2.6.	Time - Time is of the essence in the performance of the Parties’ respective obligations.

1.2.7.	Time Periods - Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.2.8.	Where any statement in this Agreement is qualified by the expression ‘so far as the Shareholders are aware’, ‘so far as the Company is aware’, ‘to the knowledge or to the best of the knowledge of the Shareholders’, or ‘to the knowledge or to the best knowledge of the Company’, or any cognate expression, that expression shall mean the actual knowledge of the Persons such expression refers to, and when such expression refers to the Company, it shall mean (i) the actual knowledge of the Founders and Alon Hirsch, and (ii) a requirement that reasonable enquiry of the applicable employees, directors and officers within the Company be made to verify such statement.

1.2.9.	The parties agree that certain schedules and exhibits referred to herein as attached to this Agreement have not been finalized as of the date hereof and the parties will negotiate in good faith all such forms in accordance with customary terms, consistent with past practice, and all such forms will be agreed upon as promptly as practicable after the date hereof.

2.	PURCHASE AND SALE OF THE SHARES

2.1.	Agreement to Purchase and Sell. Subject to and in accordance with the terms and conditions of this Agreement, at the Closing each of the Shareholders shall, severally and not jointly, sell to the Purchaser, and the Purchaser shall purchase from each of the Shareholders the Shares owned by such Shareholder as of the Closing, as set out in the Waterfall (the “Purchase Shares”), such that immediately following the Closing, the Purchaser shall be the owner of 100% of the issued and outstanding share capital of the Company on such date on Fully Diluted Basis, free and clear of Security Interests; and any and all outstanding stock options, warrants, convertible securities, convertible debt, equity equivalents and all other rights, in whatever written form or otherwise, to acquire shares or exchange for shares of the Company shall have been exercised, converted, repaid or cancelled prior to Closing as set forth in this Agreement.

2.2.	Purchase Price. The aggregate purchase price for the Purchase Shares is Twenty Nine Million U.S. Dollars (US$ 29,000,000)(the “Purchase Price”), allocated as shall be set forth in the Waterfall and payable in up to 31,953 Redeemable Ordinary A Shares of the Purchaser, if Shareholders elected to be allocated with the maximum amount of such shares that is available pursuant to Section 2.7.2 below (“Consideration Shares”) to the Shareholders set out in the Waterfall, and in cash (“Cash Consideration”), which Purchase Price shall be adjusted as follows (“Purchase Price Adjustments”):

2.2.1.	increased by the Unrestricted Cash as of the Closing, as set out in Section 2.6;

2.2.2.	reduced by the amount of Unvested Options outstanding as of the Closing multiplied by the Price Per Share;

2.2.3.	reduced by the Debt as of the Closing, as set out in Section 2.6; and

2.2.4.	reduced by the Transaction Costs.

2.3.	Retained Sellers Holdback.

2.3.1.	Notwithstanding anything in this Agreement to the contrary, each Retained Seller agrees that his/her respective Retained Seller Holdback Amount will be held-back by the Purchaser for a period of thirty six (36) months from the Closing and released to the Retained Seller in 2 equal installments at the end of the second and third anniversary of Closing, subject to, and in accordance with, the terms of such Retained Seller’s Holdback Agreement, in the form attached hereto as Schedule 2.3 (“Holdback Agreement”). Each Retained Seller’s Retained Seller Holdback Amount shall be deducted from the portion of the Purchase Price payable to such Retained Seller at Closing pursuant to Section 2.2.

2.3.2.	The Company, Purchaser and/or Affiliate shall not deduct any portion of the consideration paid pursuant to the Holdback Agreement (including the Retained Seller Holdback Amount) (the “Holdback Consideration”) as an expense for tax purposes and shall treat such Holdback Consideration in any Tax Return as a consideration for the shares sold under this Agreement and not as a remuneration for employment.

2.3.3.	The Purchaser hereby undertakes to prepare or cause to be prepared, and to provide to the ITA to the extent required, valuations (total number and not working papers) or any other documents required under the Options Ruling in order to maintain, to the maximum extent possible, in accordance with the provisions of the Options Ruling, the beneficial Tax treatment imposed on any holder of 102 Shares or 102 Options with respect to their portion of the Retained Holdback Amount.

2.4.	Treatment of Stock Options

2.4.1.	Company Options shall be treated as follows in connection with the Closing:

2.4.1.1.	Upon Closing, all Company Options, whether vested or unvested, whose exercise price is equal or greater than the Price Per Share, if any, shall expire and be cancelled without payment;

2.4.1.2.	Upon Closing (and conditional thereupon), each vested, outstanding and unexercised Option, whose exercise price is lower than the Price Per Share, shall be canceled in exchange for the right to receive, per Option, a portion of the Cash Consideration in an amount equal to the Price Per Share minus the exercise price applicable to such Option, (the “Option Consideration”), subject to the withholding for applicable Taxes required to be withheld with respect to such payment. From and after the Closing, all Options, including Company Options shall no longer be outstanding and shall cease to exist, and each holder of an Option shall cease to have any rights with respect thereto or arising therefrom, except the right to receive the Option Consideration payable in respect thereof hereunder.

2.4.1.3.	all Unvested Options, if any, shall expire and be cancelled without payment.

2.4.2.	Prior to Closing, the Company shall take all actions (including causing its Board of Directors, the compensation committee of its Board of Directors, or any other applicable committee to take all actions) and receiving consent from holders of Company Options (if and as required) that are necessary to approve and confirm the treatment of the Company Options in the manner set out in this Agreement.

2.5.	Option Tax Ruling

2.5.1.	The Company, in coordination with the Purchaser, shall promptly following the date hereof file, or cause to be filed, with the ITA an application for a ruling (the “Option Tax Ruling”) confirming, among others, that: (i) the Purchaser shall be exempt from withholding tax in relation to payments made under this Agreement in relation to 102 Options and 3(i) Options and 102 Shares; (ii) that the payment of cash consideration at Closing for 102 Options and 102 Shares shall not result in a violation of the requirements under Section 102 of the ITO (“Section 102”) so long as cash consideration is deposited with the 102 Trustee until the end of the requisite holding period under Section 102; (iii) that the taxation of any Escrow Amount, Estimated Aggregate Purchase Price Adjustment or Expense Fund paid on 102 Options, 102 Shares and 3(i) Options shall be subject to tax only upon actual payment to the 102 Trustee or Paying Agent for the benefit of the applicable payee; and (iv) the tax arrangement which will apply to the Retained Holdback Amount if paid on 102 Options or 102 Shares (which ruling may be subject to customary conditions regularly associated with such a ruling). The Company shall cause its Israeli counsel, accountants and other advisors, to coordinate all activities in relation to obtaining the Option Tax Ruling with the Purchaser and its Israeli counsel and to coordinate any activities with the Purchaser and its Israeli counsel, including any written or oral submissions, meetings with the tax authorities, as may be necessary proper and advisable. Subject to the terms and conditions hereof, the Parties (other than the Shareholder Representative, if not a Shareholder) shall cooperate to promptly take, or cause to be taken, all commercially reasonable actions and to do, or cause to be done, all commercially reasonable things necessary, proper or advisable under applicable law to obtain the Option Tax Ruling as promptly as practicable. The language of the Option Tax Ruling and, if applicable, the Interim Option Tax Ruling (as defined below) shall be subject to the prior written approval of the Purchaser or its counsel (which approval shall not be unreasonably withheld, delayed or conditioned). Should any meeting be held with the ITA at which the Purchaser’s counsel does not attend, the Company’s counsel shall provide the Purchaser and its counsel with an update of such meeting or discussion within two (2) Business Days of such meeting or discussion.

2.5.2.	In the event that it becomes apparent that the Option Tax Ruling will not be received prior to Closing, the Company shall seek to receive prior to the Closing an interim tax ruling confirming among others that the Purchaser and anyone acting on its behalf (including the Paying Agent) shall be exempt from Israeli withholding Tax in relation to any payments made with respect to 102 Options, 3(i) Options (which ruling may be subject to customary conditions regularly associated with such a ruling) and 102 Shares (if any) (the “Interim Option Tax Ruling”). Notwithstanding anything herein to the contrary, any consideration payable to the holders of 102 Shares or 102 Options shall be transferred to the 102 Trustee to be further distributed to the applicable holder in accordance with the provision of Section 102, the Option Tax Ruling and the Interim Option Tax Ruling and subject to providing an executed Optionholder Letter of Transmittal.

2.6.	Adjustments for Cash, and Debt. The Purchase Price shall be adjusted (by way of an increase or decrease, as applicable, of the Cash Consideration) as follows: (i) by increasing by an amount equal to Unrestricted Cash as of the Closing Date, and (ii) by decreasing by an amount equal to the Debt as of the Closing Date.

2.6.1.	“Unrestricted Cash” means United States Dollars (US$) denominated cash of the Company, which shall expressly exclude deposits and sureties held (whether by the Company or any third party) for the benefit of a third party or as security for any obligation of the Company, excluding restricted deposits for the office lease and for Company credit cards in an aggregate amount of up to US$50,000.

2.6.2.	“Debt” means the aggregate amount, as reflected on the Closing Balance Sheet, of all indebtedness, determined without duplication, including (without limitation): for borrowed money, indebtedness evidenced by notes, capitalized leases, bank term and revolving credit loans, obligations related to drawn letters of credit, bonds evidencing indebtedness, debentures, borrowings from lending institutions other than banks, subordinated loans and subordinated debt securities with or without stated maturity, bank bills, bank overdrafts, deferred purchase price of property goods or services (other than trade payables or accruals incurred in the ordinary course of business), Governmental Obligations (including only 50% of the IIA Amount), contractual obligations relating to interest rate protection, swap agreements, factoring, hedging and collar agreements, obligations with respect to the factoring or discounting of accounts receivable and other instruments, any declared but unpaid dividends, and accrued interest and expense and penalties on any of the foregoing (including prepayment penalties).

2.6.3.	“Closing Balance Sheet” consolidated balance sheet of the Company as of the opening of business on the Closing Date.

2.6.4.	Each of the foregoing terms will be determined in accordance with US GAAP applied on a consistent basis in accordance with the Company’s past practice, including consistent with the year-end audited Financial Statements, other than the IIA Amount which will be included as the outstanding funding amount even if such is not required to be included pursuant to US GAAP.

2.7.	Purchase Price Adjustment Mechanism. The adjustments to the Purchase Price set out in Section 2.2 and Section 2.6 shall be conducted as follows:

2.7.1.	At least seven (7) days prior to the Closing, the Company shall prepare and deliver to the Purchaser: (A) its good faith estimate as of the Closing Date of the Closing Balance Sheet and a schedule of known Transaction Costs, together with a calculation based on such Closing Balance Sheet and such Transaction Costs schedule, of the estimated Purchase Price Adjustment, as of the Closing Date, and (B) the updated Waterfall. To the extent reasonably requested by the Purchaser, the Company shall also deliver any working papers and documentation supporting the foregoing calculations made by it.

The Purchaser and the Company shall consult with one another with respect to the determination of the amounts set forth in the Closing Balance Sheet and the Purchase Price Adjustment amount and the Waterfall, and the Company, having taken account of the Purchaser’s comments in good faith, shall, not less than three (3) Business Days prior to the Closing Date, determine in good faith and notify the Purchaser of any changes in such amounts or in the Waterfall, if any, which absent fraud and manifest error shall be final for purposes of this 2.7.1 and Section 2.7.2 (but not for the purpose of the post-Closing adjustments pursuant to Section 2.7.3 through 2.7.7) and the Waterfall shall be final and binding for the purpose of this Agreement.

2.7.2.	An amount equal to the aggregate of the estimated Purchase Price Adjustment required hereunder pursuant to Sections 2.2 and 2.7.1 (“Estimated Aggregate Purchase Price Adjustment”), (i) if requiring a reduction to the Purchase Price, shall be deducted by the Purchaser from the portion of the Cash Consideration and the Consideration Shares, to be paid at the Closing as set forth in Section 3.2.6; and (ii) if requiring an increase of the Cash Consideration and/or the Consideration Shares, shall be added to the Purchase Price to be paid at the Closing as set forth in Section 3.2.6, provided, however that the Consideration Shares value shall not, in any event, exceed US$ 12,000,000 in the aggregate. Any increase or reduction shall be made on a pro-rata bases among the Shareholders and the holders of Options who are entitled to receive the Option Consideration (the “Entitled Optionees”), on a pro-rata basis based on their entitlement to the Purchase Price, as adjusted, as set out in the Waterfall (and subject to the pro-rata basis among the Shareholders and Entitled Optionees, to the maximum extent feasible, on a pro-rata basis among each type of consideration (i.e., Cash Consideration or Consideration Shares, such that each such type of consideration shall increase or decrease, as applicable, ratably, based on their value, except if any increase will cause the Consideration Shares value to exceed US$12,000,000 in which case any further increase beyond that value shall be in Cash Consideration only).

2.7.3.	Within ninety (90) days after the Closing Date, the Purchaser shall be entitled (at its discretion) to deliver in writing to the Shareholder Representative any good faith objections that the Purchaser may have with respect to the items set out in Section 2.7.1 (a “Notice of Dispute”), together with any supporting documentation in reasonable detail of any such objections and/or calculations. If the Purchaser does not provide a Notice of Dispute within the foregoing 90 day period, it shall be deemed to have no such objection and the Purchase Price Adjustments shall be deemed final.

2.7.4.	Within thirty (30) days after delivery of any Notice of Dispute, the Purchaser and the Shareholder Representative shall attempt to resolve the underlying dispute in good faith. If the Purchaser and the Shareholder Representative agree in writing on the amount of any of the Purchase Price Adjustments, the amount they so agree upon will be final.

2.7.5.	In the event that the Purchaser and the Shareholder Representative cannot agree within such thirty (30) day period with regard to any of the Purchase Price Adjustments (“Disputed Adjustments”), the Closing Balance Sheet, calculations and working papers referred to in Section 2.7.1, together with the Notice of Dispute and any supporting documentation referred to in Section 2.7.3 (collectively, the “Determination Materials”), will be submitted to the Accounting Arbitrator (as defined below). The Accounting Arbitrator will review the Determination Materials and will determine the amount of the Disputed Adjustments. The Accounting Arbitrator (i) will not review any matters not specifically relating to the Disputed Adjustments, and (ii) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party, and its determination may not be outside the range comprised of the Purchaser’s calculation of any Disputed Adjustment and the Shareholder Representative’s calculation of such Disputed Adjustment (all as set out in the Determination Materials). The Accounting Arbitrator’s decision as to each Disputed Adjustment will be final, conclusive, and binding. The parties shall instruct the Accounting Arbitrator to resolve the Disputed Adjustments in accordance with the terms hereof (including Section 2.6) and will cause the Accounting Arbitrator to notify the parties in writing of its determination within thirty (30) days following the receipt of the Determination Materials. The fees and expenses of the Accounting Arbitrator shall be allocated by the Accounting Arbitrator and borne by the Purchaser and the Shareholder Representative (on behalf of the Shareholders and the Entitled Optionees) in the same relative proportions as the differences between the amount of the Disputed Adjustments submitted by each such party to the Accounting Arbitrator and the amount of the Disputed Adjustments as actually determined by the Accounting Arbitrator.

“Accounting Arbitrator” means the Tel Aviv, Israel offices of such nationally recognized accounting firm which does not have ongoing commercial relationship with either the Purchaser or the Company or either of their pre-Closing Affiliates: (i) to which the Purchaser and the Shareholder Representative may mutually agree within 7 Business Days from a written request by one Party to the other for appointing an Accounting Arbitrator, or (ii) if the Purchaser and the Shareholder Representative are unable to so agree, as appointed by the Head of the Institute for Certified Public Accountants in Israel upon the application of either the Purchaser or the Shareholder Representative.

2.7.6.	If the total Purchase Price after being adjusted by the Purchase Price Adjustment finally determined in accordance with Sections 2.7.3, 2.7.4 and 2.7.5 is greater than the Purchase Price by US$ 50,000 or more after being adjusted by the Estimated Aggregate Purchase Price Adjustment (i.e., the Purchase Price that was actually paid at Closing, “Closing Purchase Price”), then the Purchaser shall transfer the difference to the Paying Agent and 102 Trustee, as applicable, for distribution to the Shareholders and the Entitled Optionees in accordance with their pro rata share in accordance with the Waterfall, within five (5) days of such final determination of the Aggregate Purchase Price Adjustment. Any such payment shall be made only in cash and not in Consideration Shares. If the total Purchase Price after being adjusted by the Purchase Price Adjustment finally determined in accordance with Sections 2.7.3, 2.7.4 and 2.7.5 is lower by US$ 50,000 or more than the Closing Purchase Price but up to $100,000, then the Shareholder Representative shall instruct the Escrow Agent to transfer the difference, on a pro-rata basis from all Shareholders and Entitled Optionees based on their entitlement to the Escrow Amount, as set out in the Waterfall (and subject to the pro-rata basis among the Shareholders and Entitled Optionees, to the maximum extent feasible, on a pro-rata basis among each type of consideration (i.e., Cash Consideration or Consideration Shares, such that each such type of consideration shall increase or decrease, as applicable, ratably, based on their value), and if such difference is greater than $100,000, then the Purchaser shall have the choice either (or any combination of (i) and (ii)): (i) claim directly from the Shareholders and the Entitled Optionees such amount or any portion of it, in which event the Shareholders and the Entitled Optionees, on a pro-rata basis among them (in accordance with the Waterfall), shall transfer the difference in cash and Consideration Shares (on a pro-rata basis based on each such Shareholder or Entitled Optionees’ total consideration) to the Purchaser within five (5) days of such final determination of the Aggregate Purchase Price Adjustment. Upon a failure by a Shareholder to pay its portion of such amount when due, the Purchaser may, at its sole discretion, forfeit up to such number of each Shareholder’s portion in any Consideration Shares, if applicable, which have an aggregate value (which, for this purpose, shall be equal to the value at which they were issued pursuant to this Agreement) that equals the amount that such Shareholder so failed to pay pursuant to this sub-section (i), and/or (ii) claim such amount or any portion of it not claimed from the Shareholders and Entitled Optionees directly (or retrieved by way of forfeiting their Consideration Shares), from the Escrow Fund in which event the Shareholder Representative shall instruct the Escrow Agent to transfer the amount to the Purchaser within five (5) days of such final determination of the Aggregate Purchase Price Adjustment.

2.8.	Escrow Fund;

The Purchaser shall deposit an amount of Three Million Three Hundred and Ten Thousand U.S. Dollars (US$ 3,310,000) of the Purchase Price in cash (the “Escrowed Cash”) and in Redeemable Ordinary A Shares of the Purchaser (out of the Consideration Shares) (the “Escrowed Shares” and together with the Escrowed Cash, the “Escrow Amount”) at the Closing into an escrow account, based on the allocation between Escrowed Cash and Escrowed Shares as set forth in the Waterfall, provided that the portion of the Escrowed Shares shall not exceed the pro rata shares of the Consideration Shares out of the Purchase Price, where the cash portion thereof shall bear interest (the “Escrow Fund”) with the Escrow Agent, to be held by the Escrow Agent in accordance with and subject to the provisions of this Agreement and the escrow agreement in the form attached as Schedule 2.8 hereto (the “Escrow Agreement”) to secure the Indemnified Parties’ right to indemnification in accordance with Section 10 below and for payment to the Purchaser if the Aggregate Purchase Price Adjustment is lower than the Estimated Aggregate Purchase Price Adjustment, in accordance with Section 2.7. The allocation between Escrowed Cash and Escrowed Shares is determined with respect to each Executing Shareholder, as notified prior to the date hereof, and with respect to any Non-Executing Shareholder – to the extent that such shareholder signs a joinder to this Agreement prior to Closing, in accordance with the instructions set forth therein, and to the extent no such joinder was signed, or such Non-Executing Shareholder did not provide written request to receive Consideration Shares, then solely from cash. The Escrow Amount shall be contributed by each Indemnifying Party as set forth in the Waterfall (and, accordingly, if released to the Indemnifying Parties, released on a pro-rata basis in accordance with such Waterfall). The release of the remaining amounts in the Escrow Fund (except such amounts as are subject to pending Claims under the Escrow Agreement) to the Paying Agent or the 102 Trustee, as applicable for further distribution to the Indemnifying Parties will occur on the eighteen (18) month anniversary of the Closing subject to the terms of the Escrow Agreement; provided that in the event of any conflict between this Agreement and the Escrow Agreement, the terms of this Agreement will prevail. In addition, the Purchaser shall deposit the Expense Fund with the Escrow Agent in the accordance with Section 4.6 below and the terms of the Escrow Agreement. For the avoidance of doubt, the Expense Fund is addressed in the Escrow Agreement for convenience purposes and the Purchaser shall have no liability in connection therewith. The fees and expenses associated with the services of the Escrow Agent shall be borne solely and completely (100%) by the Purchaser. Notwithstanding the above, in lieu of depositing any amounts in respect of the Escrow Fund on account of the Retained Sellers’ portion of the Purchase Price, it is agreed that such percentage out of the Retained Holdback Amount that corresponds to the retained Sellers’ portion of the Escrow Amount (the “Heldback Escrow”) shall serve to secure the Indemnified Parties’ right to indemnification in accordance with Section 10 below and for payment to the Purchaser if the Aggregate Purchase Price Adjustment is greater than the Estimated Aggregate Purchase Price Adjustment, in accordance with Section 2.7, and in case of any claims against the Escrow, the portion of the Heldback Escrow that is held by the Purchaser shall be deemed to have been claimed against as well on a pro-rata basis together with any amounts and Consideration Shares in the Escrow Fund, and it will be payable to the Retained Sellers subject to the terms of the Holdback Agreement, only when and if such amount is eligible for release pursuant to the terms of the Escrow Agreement. Such Heldback Escrow shall not be deposited with the Escrow Agent.

2.9.	Withholding.

2.9.1.	Each of the Company, Purchaser, Paying Agent, Escrow Agent and 102 Trustee (each, a “Payor”) shall be entitled to deduct and withhold from the Closing Payment and any payment made as an adjustment pursuant to Section 2.7.6 and any other consideration deliverable (whether in cash, shares or other equity securities) pursuant to this Agreement (including any portion of the Escrow Amount, Expense Fund and any payments relating to Options, and Consideration Shares) to any payment recipient such amounts as the Payor reasonably determines it is required to deduct and withhold with respect to the making of any such payment under the ITO at the applicable rate for such withholding. To the extent that such amounts are so deducted or withheld and timely remitted to the applicable Taxing Authority, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid, in respect of which such deduction or withholding was made by the Payor; and (ii) the relevant Payor shall promptly provide to the contemplated recipient from whom such amounts were deducted or withheld, written confirmation of the amount so withheld and remitted to the applicable Taxing Authority.

2.9.2.	Notwithstanding the provisions of Section 2.9.1 above, with respect to Israeli Taxes, and in accordance with the Paying Agent undertaking provided by the Paying Agent to the Purchaser as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates) (the “Paying Agent Undertaking”), any payment payable or other consideration deliverable pursuant to this Agreement to any Shareholder, other than holders of 102 Shares, shall be paid to and retained by the Paying Agent, in each case for the benefit of such Shareholder for a period of one-hundred eighty (180) days from the Closing Date (or, with respect to the Escrow Amount, Expense Fund, or any payment that may be made by the Purchaser as adjustment pursuant to Section 2.7.6 above - ninety (90) days from the date on which such amount or other consideration, or any portion thereof, is released to the applicable Shareholder) or an earlier date required in writing by such Shareholder (the “Withholding Drop Date”) during which time unless requested otherwise by the ITA, in writing no payments shall be made by a Paying Agent to any payment recipient and no amounts for Israeli Taxes shall be withheld from the payments or other consideration deliverable pursuant to this Agreement, except as provided below and during which time each payment recipient may obtain a Valid Tax Certificate). If a payment recipient delivers, no later than three (3) Business Days prior to the Withholding Drop Date a Valid Tax Certificate to a Paying Agent, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Tax Certificate and the balance of the payment that is not withheld shall be paid to such payment recipient. If any payment recipient (i) does not provide a Paying Agent with a Valid Tax Certificate by no later than three (3) Business Days before the Withholding Drop Date, or (ii) submits a written request to the Paying Agent to release his, her or its consideration payable or otherwise deliverable (together with any adjustment made subsequently pursuant to Section 2.7.6 above) prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate no later than three (3) Business Days before such time, then the amount of Israeli Tax to be withheld from such payment recipient’s portion of the consideration payable or otherwise deliverable (together with any adjustment made subsequently pursuant to Section 2.7.6 above) shall be calculated in NIS based on the U.S. Dollars to NIS exchange rate known on the date the payment is actually made to such recipient, which withholding shall be timely delivered or caused to be delivered to the ITA by the Paying Agent, and the balance of the payment that is not withheld shall be paid to such payment recipient. Any currency conversion commissions will be borne by the applicable payment recipient and deducted from payments to be made to such payment recipient. For the avoidance of doubt, and unless required otherwise by the ITA if the Paying Agent Undertaking is provided to Purchaser prior to the Closing Date, then a Shareholder shall not be required to provide a Valid Tax Certificate (and thus no withholding of Tax shall apply) with respect to the Escrow Amount, Expense Fund, the Retained Holdback Amount, the payment that may be made by the Purchaser as adjustment pursuant to Section 2.7.6 above or any other consideration paid after Closing, until the actual payment of such amount or any portions thereof to each such Shareholder is made, in which case any applicable withholding will be calculated (as provided above) and delivered to the ITA

2.9.3.	Notwithstanding anything to the contrary in this Agreement, with respect to any Shareholder receiving Consideration Shares pursuant to this Agreement, until such recipient, or anyone on his/her/its behalf, presents to the Paying Agent, a Valid Tax Certificate exempting the Paying Agent from Israeli tax withholding on the transfer of such Consideration Shares, or the applicable Tax was withheld with respect to such Consideration Shares in accordance with Section 2.9.4, the Consideration Shares (other than those issued to the Escrow Agent pursuant to the terms of Section 2.8) shall be issued in the name of the Paying Agent to be held in trust for the relevant recipient and delivered to such recipient in compliance with the withholding requirements under this Section 2.9.

2.9.4.	The applicable withholding Tax amount in relation to the Consideration Shares and the Cash Consideration, shall be determined based on the combined value of the Consideration Shares and the Cash Payment, based on the value of the Consideration Shares, as provided in Schedule 2.11.1. Any such withholding from such consideration to the Shareholders shall be deducted first through a reduction of the portion of the Cash Consideration payable to a Shareholder, and to the extent there is insufficient cash to permit such withholding, through the forfeiture or sale of the portion of the Consideration Shares otherwise deliverable to such recipient that is required to enable the Paying Agent to comply with applicable deduction or withholding requirements under this Section 2.9.

2.9.5.	Notwithstanding anything to the contrary herein, any payments made to holders of Company Options and 102 Shares (if any) will be subject to deduction or withholding of Israeli Tax under the ITO on the fifteenth (15th) day of the calendar month following the month during which the Closing occurs, unless prior to the fifteenth (15th) day of the calendar month following the month during which the Closing occurs: the Option Tax Ruling (or the Interim Option Tax Ruling) shall have been obtained providing for no withholding, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Option Tax Ruling (or the Interim Option Tax Ruling).

2.10.	Paying Agent

The Shareholder Representative, the Purchaser and the Paying Agent shall execute and deliver a paying agent agreement (the “Paying Agent Agreement”) no later than the Closing Date, substantially in the form of the paying agent agreement attached as Schedule 2.9(A) hereto. Under the Paying Agent Agreement the Paying Agent shall: (a) act as paying agent and withholding agent with respect to the payment to the Shareholders, other than Shareholders of 102 Shares, and the holders of 3(i) Options, of the Closing Payment upon receipt by the Paying Agent of an executed copy of a letter of transmittal in the form attached hereto as Schedule 2.9(B) (the “Letter of Transmittal”) and such Shareholder’s certificate(s) representing such Shareholder’s Purchase Shares (or Share Certificate Affidavit in lieu) in accordance with this Agreement, or for holders of 3(i) Options an executed Optionholder Letter of Transmittal; (b) act as paying agent and withholding agent with respect to the payment to each Shareholder (other than Shareholders of 102 Shares) and the holders of 3(i) Options of any Aggregate Purchase Price Adjustment in accordance with Section 2.7.6 resulting in a payment thereto, if any; (c) act as paying agent and withholding agent with respect to the payment to each Shareholder (other than Shareholders of 102 Shares) and the holders of 3(i) Options of such person’s portion of any funds released from the Escrow Fund for the benefit of the Shareholders and the holders of 3(i) Options in accordance with this Agreement and the Escrow Agreement; (d) act as paying agent and withholding agent with respect to the payment to each Shareholder (other than Shareholders of 102 Shares) and the holders of 3(i) Options of such person’s portion of any funds of the Expense Fund not ultimately required for payment of fees and expenses of the Shareholder Representative in accordance with Section 4.6; in each of (a) through (d), in accordance with the terms of this Agreement, the Paying Agent Agreement and the Waterfall, provided that in the event of conflict between this Agreement and the Paying Agent Agreement, the terms of this Agreement shall prevail. The fees and expenses associated with the services of the Paying Agent shall be borne in accordance with the terms of the Paying Agent Agreement.

2.11.	Issuance of Consideration Shares

2.11.1.	At Closing, subject to the terms and conditions of this Agreement, the Purchaser shall cause the Consideration Shares to be issued to, and held by the Paying Agent (other than the Escrowed Shares that will be issued to the Escrow Agent).

2.11.2.	For the avoidance of doubt, no Person, other than a Shareholder who has requested in writing to receive Consideration Shares shall be issued Consideration Shares (through the Paying Agent and such Person (who is not so issued Consideration Shares) shall only be paid cash in lieu of his/her pro-rata share in the Consideration Shares in accordance with the Waterfall. At least 7 days prior to the Closing, each Shareholder (other than the Founders) shall notify the Company and the Purchaser in writing, of its election and allocation between Consideration Shares and Cash Consideration, as well as Escrowed Shares and Escrowed Cash (the “Election Notice”). Any Shareholder failing to provide the Election Notice by such date shall be deemed to have elected to receive only Cash Consideration. To the extent that Election Notices provide for up to $12,000,000 of Consideration Shares to be issued hereunder, the Purchaser shall, at the Closing, issue the Consideration Shares in accordance with such Election Notices and as further set forth in the Waterfall. To the extent that Election Notices provide for more than $12,000,000 of Consideration Shares to be issued hereunder, the Purchaser shall, at the Closing, issue Consideration Shares with a value of US$12,000,000 to be allocated on a pro-rata basis among the Shareholders electing such Consideration Shares, and as shall be set forth in the Waterfall. In the event of any conflict or contradiction between an Election Notice and the Waterfall, the Waterfall shall prevail.

2.11.3.	The Consideration Shares shall have the rights, preferences and privileges set forth in Schedule 2.11.3(a) which rights, preferences and privileges will be included on the Purchaser’s Articles of Association prior to Closing (the “Purchaser Articles”). The value of the Consideration Shares and the calculation thereof, has been provided to the Company and the Executing Shareholders.

2.12.	Founder Employment Agreements. Promptly following the date hereof and prior to the Closing, the Founders shall enter into an amendment to their employment agreements in the forms attached hereto as Schedule 2.12(i)-(ii) (“Founder Employment Agreements”).

2.13.	Employees Retention Allocation. Promptly following the date hereof, the Company shall provide to the Purchaser the allocation of the retention amount of US$ *** between the Company employees, as determined solely by the Company, provided that the Founders shall be entitled to an amount of US$ *** out of such amount, and which allocation will be attached hereto as Schedule 2.13. Each of the persons entitled to such retention will enter into, at or prior to, the Closing a retention agreement in respect of such amounts (“Retention Agreements”).

For the avoidance of doubt: (A) following the Closing, other than the relevant parties to each Retention Agreement, no other Person (including the Shareholders, unless in their capacity as employees) shall have any claim or demand against any Person (including the Purchaser or any Affiliate thereof) with respect to or in connection with Retention Agreements (including with respect to any cash or equity compensation that may have been promised or granted and not vested thereunder), and (B) without derogating from the conditions of Section 3.3 below, in the event that the employment of an employee who is a party to a Retention Agreement and whose employment is terminated prior to Closing for any reason, no Shareholder shall have any claim or demand in connection with the respective Retention Agreement (including no claim with respect to re-allocation of any bonus, equity grant or benefit that may have been contemplated thereunder).

2.14.	New Grants. As soon as practicable following the Closing, and subject to compliance with applicable law, the Purchaser shall authorize and approve the grant of Restricted Stock Units or options of the Purchaser to such Company employees listed in Schedule 2.14, which Schedule also sets forth the vesting schedule and all other terms and conditions of such grants. It is agreed that Purchaser shall make its best commercial efforts that these grants will be issued under and qualify with the capital gains route of Section 102.

3.	CLOSING

3.1.	The closing of the purchase and sale of the Purchase Shares (the “Closing”) shall take place at the offices of Herzog, Fox & Neeman, 4 Yitzhak Sadeh St., Tel Aviv 6777504, Israel or remotely, via the digital exchange of documents and signatures, within three (3) Business Days after the satisfaction or waiver (by the Party entitled to waive) of all the conditions precedent to Closing as set out in Section 3.3 and Section 3.4 below (except for the conditions that by their nature shall be satisfied at the Closing Date, but subject to the satisfaction or waiver (by the Party entitled to waive) thereof at the Closing Date), or thereafter at such other time, date and place as may be agreed by the Company and the Purchaser in writing (the time and date of the Closing being herein referred to as the “Closing Date”).

3.2.	At the Closing, the following actions and occurrences will take place, all of which shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered, until all actions are completed and all documents and certificates delivered (unless waived in writing by the relevant Party (being either the Purchaser or the Company (on behalf of the Shareholders), as applicable) for whose benefit such action should have been completed or such document or certificate should have been delivered):

3.2.1.	The Company (on behalf of itself and the Executing Shareholders) will deliver to the Purchaser:

3.2.1.1.	share transfer deeds for the Purchase Shares in the form attached hereto as Schedule 3.2.1.1(A), duly executed by each Shareholder (personally or by proxy), in the case of 102 Shares, by the 102 Trustee and relevant beneficiary (personally or by proxy), in favor of the Purchaser (or as it shall otherwise direct in writing) accompanied by their respective share certificates or affidavit evidencing that such certificate was lost or never issued, in the form attached hereto as Schedule 3.2.1.1(B) (“Share Certificate Affidavit”);

3.2.1.2.	the resignation of the existing directors of the Company with a written acknowledgment and waiver (excluding indemnity rights, subject however to the indemnity obligations under Section 10.1(v) below) from each such resigning director in the form attached hereto as Schedule 3.2.1.2 (“Resignation Letter”), provided, that, if any of the directors appointed on the date of this Agreement resigns prior to Closing, a letter in the same form signed by such person shall have also been delivered;

3.2.1.3.	the opinion of legal counsel to the Company – Meitar, Law Offices– dated as of the Closing Date, substantially in the form attached hereto as Schedule 3.2.1.3;

3.2.1.4.	a certificate of the Company confirming the matters referred to in Sections 3.3.1, 3.3.2, 3.3.3 and 3.3.4 on behalf of itself and the Shareholders, in the form attached hereto as Schedule 3.2.1.4;

3.2.1.5.	an executed copy of the updated shareholders register of the Company reflecting the Purchaser as the 100% shareholder of the Company, in form attached hereto as Schedule 3.2.1.5.

3.2.1.6.	certified copies of minutes of the meetings of the board of directors of the Company and of the Company’s shareholders, substantially in the form attached hereto as Schedule 3.2.1.6(A) and Schedule 3.2.1.6(B), respectively, among other matters: (A) approving each of the Transaction Documents and other agreements contemplated hereby or thereby, to the extent the Company is a party thereto, including, the transfer and the registration of the transfer to the Purchaser of the Purchase Shares and issuing a new share certificate in the name of the Purchaser; and (B) approving the treatment of Company Options and 102 Shares as detailed in this Agreement,;

3.2.1.7.	Executed copies, by the Company and each respective Retained Seller, of the agreements between each of the Retained Sellers, the Purchaser and the Company, in respect of the Retained Holdback Amount and the release thereof (“Holdback Agreements”).

3.2.1.8.	Executed copies, by the Company and each of the Founders, of the Founder Employment Agreements.

3.2.2.	New share certificates for the Purchased Shares shall be issued by the Company in favor of the Purchaser or its designee in the form attached hereto as Schedule 3.2.2.

3.2.3.	The Purchaser, the Shareholder Representative and the Escrow Agent shall execute the Escrow Agreement.

3.2.4.	The Purchaser, the Shareholder Representative and the Paying Agent shall execute the Paying Agent Agreement.

3.2.5.	The Purchaser shall pay in immediately available U.S. Dollar funds to the account of the 102 Trustee (the Company shall notify the Purchaser in writing, printed on letterhead of the 102 Trustee, details of the account of the 102 Trustee at least five (5) Business Days prior to the Closing), the consideration payable under Section 2.4.1.2 above for any Vested Options which are 102 Options and the consideration payable in respect of 102 Shares held by the 102 Trustee in accordance with the Waterfall minus or plus (ii) the respective portion of the Estimated Aggregate Purchase Price Adjustment attributed to the Vested Options; and minus (iii), the portion of the Escrow Amount attributed to the Vested Options; and minus, (iv) the portion of the Expense Fund attributed to the Vested Options; and minus (v) the portion of the Retained Holdback Amount attributed to the respective Retained Sellers on account of the Vested Options, which amounts shall be released by the 102 Trustee to the respective holders of 102 Options and 102 Shares upon and subject to the terms of the Option Tax Ruling and subject to surrender by each such holder to the Purchaser and the 102 Trustee of an optionholders letter of transmittal in the form attached hereto as Schedule 3.2.5(B) (the “Optionholders Letter of Transmittal”) or a Letter of Transmittal, as applicable, together with such documents required to be surrendered thereunder.

3.2.6.	The Purchaser shall pay in immediately available U.S. Dollar funds to the account of the Paying Agent (per the wire instructions set forth in the Paying Agent Agreement and of which the Company shall notify the Purchaser in writing, printed on letterhead of the Paying Agent at least five (5) Business Days prior to the Closing), an amount equal to the following (“Closing Payment”): (i) the Cash Consideration; minus or plus (ii) the cash portion of the Estimated Aggregate Purchase Price Adjustment pursuant to Section 2.7.2 which was not dealt with pursuant to 3.2.5; and minus (iii) the amount payable to the 102 Trustee pursuant to Section 3.2.5 above, and minus, (iv) the cash portion of the Escrow Amount which was not reduced pursuant to 3.2.5; and minus, (v) the Expense Fund that was not reduced pursuant to 3.2.5 and minus (vi) the Retained Holdback Amount that was not reduced pursuant to 3.2.5. At or immediately after the Closing, but in any event no later than five (5) Business Days following the surrender by (A) each Shareholder to the Paying Agent of the Letter of Transmittal and (B) by each holder of 3(i) Option to the Paying Agent of the Optionholder Letter of Transmittal, together with any documents required to be surrendered thereunder, the Paying Agent shall pay such Shareholder or holder of 3(i) Options its portion of the Closing Payment, all in accordance with the Waterfall and the Paying Agent Agreement.

3.2.7.	The Purchaser shall pay in immediately available U.S. Dollar funds the cash portion of the Escrow Amount to the account of the Escrow Agent in accordance with the provisions of Section 2.8 of the Agreement and the Escrow Agreement (per the wire instructions set forth in the Escrow Agreement and of which the Company shall notify the Purchaser in writing, printed on letterhead of the Escrow Agent, at least five (5) Business Days prior to the Closing) and shall issue to the Escrow Agent the Escrowed Shares (in each case minus the Heldback Escrow).

3.2.8.	The Purchaser shall pay in immediately available U.S. Dollar funds to the account of the Escrow Agent the Expense Fund for handling pursuant to the terms of the Escrow Agreement.

3.2.9.	The Purchaser shall cause the issuance of the Consideration Shares in accordance with Section 2.11 above.

For the avoidance of doubt: (A) upon payment by the Purchaser to the Paying Agent, the 102 Trustee and the Escrow Agent of all amounts provided for in this Agreement, the Paying Agent Agreement and the Escrow Agreement to be paid to each of them by the Purchaser, the Purchaser shall be deemed to have discharged the respective payment obligations to Shareholders and the holders of Company Options, respectively, and they shall be barred from bringing any claim against the Purchaser solely as they relate to a default or breach by the Purchaser of its undertakings for payment obligations under this Agreement, the Paying Agent Agreement and the Escrow Agreement in accordance with the terms hereunder and thereunder (and not including in any event any claims in respect of a breach of any representations or warranties), and (B) upon issuance of all Consideration Shares to the Paying Agent and the Escrow Agent, as applicable, the Purchaser shall be deemed to have discharged its obligation for the issuance and payment thereof, and the Shareholders shall be barred from bringing any claim against the Purchaser on the grounds of a default or breach by the Purchaser of its undertakings solely as they relate to the payment obligations in respect of the Consideration Shares (or the value thereof) under this Agreement (and not including in any event any claims in respect of a breach of any representations or warranties).

3.3.	Purchaser’s Conditions to Closing. The Purchaser’s obligations to consummate the purchase of the Purchase Shares and consummate the Transaction hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by the Purchaser):

3.3.1.	The representations and warranties of the Company and the Shareholders contained herein were true and correct when made and shall be true and correct in all material respects at the time of the Closing as though made again at the Closing Date (except that the Fundamental Representations shall be true and correct in all respects at the time of the Closing as though made again at the Closing Date).

3.3.2.	The Shareholders and the Company shall have performed and complied with in all material respects all obligations and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing.

3.3.3.	No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, Governmental Authority or legislative body to enjoin, restrain or prohibit this Agreement or the consummation of the Transaction, and no action, proceeding, investigation, regulation or legislation shall have been instituted before any court, Governmental Authority or legislative body to obtain substantial damages in respect of, or which is related to, or arises out of this Agreement or the consummation of the Transaction.

3.3.4.	Between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the business, operations, condition (financial or otherwise), assets or liabilities of the Company (regardless if such events or changes are inconsistent with the representations or warranties contained herein); provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a material adverse change: (i) any adverse effect to the extent attributable to the execution of this Agreement or the announcement or pendency of the acquisition or the other transactions contemplated hereby, including, but not limited to, any impact on revenues and/or on the Company’s relationship with its suppliers, customers or prospective customers attributable thereto; (ii) any adverse effect that results from changes affecting the industries in which the Company participate (to the extent that such changes do not disproportionately adversely affect the Company as a whole compared to other firms in the industries in which the Company participate); (iii) changes in applicable legal requirements or US GAAP after the date hereof; or (iv) change in general economic conditions of or securities markets in Israel or the United States (to the extent that such changes do not disproportionately adversely affect the Company compared to other firms in the industries in which the Company participate). Any adverse effect that results from epidemic, pandemic or disease outbreak (including the COVID-19 virus) will not be considered a material adverse change in and of itself unless it results in an actual material adverse change as provided above (to the extent that such change does not disproportionately adversely affect the Company compared to other firms in the industries in which the Company participates).

3.3.5.	All of the documents and actions to be provided or performed by the Company and/or the Shareholders pursuant to Section 3.2 above shall have been provided.

3.3.6.	(A) all Key Employees are employed by the Company through the Closing Date and none of them has been given a notice of termination by the Company or given notice of intention to terminate his/her employment with the Company or otherwise raised claims with respect to the effect of his respective employment agreement, and (B) (i) Founders to confirm within 5 days of this Agreement, that all employees of the Company have been notified that the Transaction is scheduled to take place and the Key Employees and at least 80% of the other Company’s Employees confirmed that they are supportive of the Transaction and did not indicate an intention to terminate their employment with the Company or the Purchaser, and (ii) at least 80% of Company’s Employees (disregarding any Employee that the Purchaser has stated that he is not continuing post Closing) are employed in the ordinary course consistent with the practice in the period prior to the date of this Agreement, by the Company through the Closing Date and, in respect of none of them, the Company has been given a notice of termination or such employee has given notice of intention to terminate his/her employment with the Company following Closing, and (C) no Contractor of the Company (or any person providing services through the Company) has raised any claims or demand of any kind with respect any entitlement or right in connection with the Transaction.

3.3.7.	The Option Tax Ruling or the Interim Option Tax Ruling shall have been received in a form reasonably satisfactory to the Purchaser.

3.3.8.	The agreements and documents listed in Schedule 3.3.8 (“Terminated Agreements”) shall have been terminated in form of termination or amendment (as applicable) being to the reasonable satisfaction of the Purchaser.

3.3.9.	The earlier of the following shall have occurred: (i) all Shareholders shall have executed and delivered a Letter of Transmittal or a counter signature of this Agreement, or (ii) a period of one month from the date of delivery of the Bring- Along Notice shall have expired and at such time there shall have been no 341 Legal Proceeding initiated during the one month period from the date of delivery of the Bring-Along Notice (unless the court adjudicating the 341 Legal Proceeding approves the consummation of the purchase of all Purchase Shares).

3.4.	Shareholders’ Conditions to Closing. The Shareholders’ obligations to consummate the sale of the Purchase Shares to the Purchaser at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by the Company on behalf of the Shareholders):

3.4.1.	All representations and warranties of the Purchaser contained herein were true and correct when made and shall be true and correct in all material respects at the time of the Closing as though made again at the Closing Date.

3.4.2.	The Purchaser shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with in all material respects by them prior to or at the Closing.

3.4.3.	The execution and the delivery of this Agreement and the consummation of the Transaction shall have been approved by all Governmental Authorities, as set forth in Schedule 3.4.3.

3.4.4.	The Consideration Shares shall have been issued at Closing in accordance with Section 2.11 above.

3.5.	Termination of Agreement. This Agreement may be terminated:

3.5.1.	prior to Closing, at any time, by the written consent of the Company (acting on behalf of the Shareholders) and the Purchaser;

3.5.2.	prior to Closing, by the Company (acting on behalf of the Shareholders) or the Purchaser, at any time after 90 days from the date of this Agreement; provided that the right to terminate this Agreement pursuant to this Section 3.5.2 shall not be available to any Party whose breach of any provision of this Agreement directly results in the failure of the transactions contemplated hereunder to be consummated by such time;

3.5.3.	prior to Closing, by either the Purchaser or the Company (acting on behalf of the Shareholders), if any Governmental Authority has issued a final, non-appealable order, decree or ruling or taken any other action enjoining, restraining or otherwise prohibiting the transactions contemplated hereunder;

3.5.4.	prior to the Closing, by the Purchaser, (A) if any Shareholder or the Company failed to perform any of its covenants or agreements set forth in this Agreement, or if any representation or warranty of a Shareholder or the Company shall have become untrue, in either case such that the conditions set forth in Sections 3.3.1 and 3.3.2 would not be satisfied and such breach is not capable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by the Company (acting on behalf of any or all Shareholders) of written notice of such breach from the Purchaser; provided, however, that the Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 3.5.4 if at the time such termination is sought the Purchaser is then in material breach of this Agreement and has not used its reasonable commercial efforts to fulfill its conditions to Closing, or (B) at any time during which a 341 Legal Proceeding is outstanding and not removed within thirty (30) days from its initiation; and

3.5.5.	prior to the Closing, by the Company (acting on behalf of the Shareholders), if the Purchaser shall have failed to perform any of the Purchaser’s covenants or agreements set forth in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue, in either case such that the conditions set forth in Sections 3.4.1 and 3.4.2 would not be satisfied and such breach is not capable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by the Purchaser of written notice of such breach from the Company; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 3.5.5 if at the time such termination is sought any Shareholder or the Company is then in material breach of this Agreement and has not used its reasonable commercial efforts to fulfill its conditions to Closing.

Any termination of this Agreement pursuant to this Section 0 shall become effective by the delivery of written notice by the terminating Party to the other Parties, i.e. by Purchaser to Company (acting for the benefit of the Shareholders) or by Company (acting for the benefit of the Shareholders) to the Purchaser.

Upon termination of this Agreement pursuant to Section 0, this Agreement and the rights and obligations of the Parties under this Agreement shall automatically end without any Liability against any Party or its Affiliates, except that (i) nothing in this Section 0 relieves any Party from Liability pursuant to the breach of any provisions of this Agreement prior to termination, and (ii) the provisions of this Section 0 (Termination of this Agreement), Section 4 (Shareholder Representative), Section 8.7 (Confidentiality; Public Announcement), Section 8.14.6 (Bring Along Indemnity), and Sections 11.1 (Communications), 11.2 (Successors and Assigns), 11.3 (Expenses), 11.4 (Delays or Omissions; Waiver; Amendments), 11.9 (Governing Law; Venue) and 11.11 (No Third- Party Beneficiaries) will remain in force and survive any termination of this Agreement in accordance with its terms.

For the avoidance of doubt, in the event that this Agreement is terminated other than due to a material breach of this Agreement by the Purchaser (which breach was the main reason for the termination of this Agreement), the Purchaser shall not be liable (whether in law, equity, contract, tort or any other legal theory) to any damages or losses that the Company, the Shareholders or any other Person may incur due to or in connection with complying with the pre-Closing covenants hereunder or with the steps taken to consummate this Agreement (including as required pursuant to this Section 3). It is clarified that the foregoing shall not, in and of itself, imply any liability in the event that this Agreement is terminated due to a material breach of this Agreement by the Purchaser.

4.	SHAREHOLDER REPRESENTATIVE

4.1.	By virtue of the execution or adoption of this Agreement, each Shareholder irrevocably approves the constitution and appointment of, and hereby irrevocably constitutes and appoints Nate Jaret (the “Shareholder Representative”) with all the rights, powers and obligations contemplated by this Section 4, and any successor Shareholder Representative(s) designated under this Section 4 as the sole, exclusive, true and lawful agent, representative and attorney-in-fact for and on behalf of all Shareholders, and each of them, with respect to any and all matters arising out of or in connection with this Agreement (excluding pursuant to Section 10.2), the Paying Agent Agreement, the Escrow Agreement and the agreements ancillary hereto following the Closing and taking any action or omitting to take action on behalf of all Shareholders or each of them hereunder or under the Escrow Agreement or the Paying Agent Agreement. All actions, notices, communications and determinations by or on behalf of the Shareholders in accordance herewith shall be given or made by the Shareholder Representative and all such actions, notices, and determinations by the Shareholder Representative shall conclusively be deemed to have been authorized by, and shall be binding upon, any and all Shareholders.

4.2.	Without limiting the generality of the foregoing, the Shareholder Representative shall have full power and authority to: from and after the Closing, direct the Paying Agent to disburse amounts paid to the Paying Agent in accordance with the Waterfall and this Agreement, and such portion of the Escrow Amount as is remaining at the end of the escrow period contemplated under Section 2.8, in accordance with the Waterfall and in accordance with the terms and conditions of this Agreement and the Escrow Agreement; to negotiate and sign all documents in connection with the Transaction and amendments thereto, whether before or after Closing (including, without limitation, Escrow Agreement, the Payment Agent Agreement, share transfer deeds and endorsements and termination instruments and including amendments that may require price reductions or holdbacks); and to grant, provide, negotiate and sign all waivers, consents, instructions and authorizations and to take all other actions called for under or contemplated by or that may otherwise be necessary or appropriate in connection with the Transaction Documents; and to prosecute, defend and settle in the Shareholder Representative’s discretion all indemnification disputes (including hiring counsel and other litigation assistance and including in court of law or any other legal proceeding) and to receive all notices, requests and demands that may be made under and pursuant to this Agreement, the Paying Agent Agreement and the Escrow Agreement. From and after the Closing, the Purchaser shall be entitled to deal exclusively with the Shareholder Representative in respect of any matter arising under the Transaction Documents, and the Shareholders, in their relationship with the Purchaser, shall be bound by all actions taken by the Shareholder Representative in connection with such matters. By virtue of executing or adopting this Agreement, each Shareholder agrees to ratify and confirm, and hereby ratifies and confirms, any action taken by the Shareholder Representative in the exercise of the power of attorney granted to the Shareholder Representative pursuant to this Section 4.2, which power of attorney, being coupled with an interest, is irrevocable and shall survive the death, incapacity or incompetence of each such Shareholder.

4.3.	The Shareholder Representative may resign at any time. Should the Shareholder Representative die, become legally incapacitated or bankrupt, dissolve, liquidate or otherwise similarly be unable or unwilling to serve or to appoint his or her successor to serve in his or her stead, the Shareholders who have held, immediately prior to the Closing, the majority of the voting power of the Company on an as converted basis shall designate in writing to Purchaser within five (5) Business Days a single Person to replace the deceased or legally incapacitated or otherwise similarly unable Shareholder Representative as the successor Shareholder Representative hereunder. If at any time there shall not be a Shareholder Representative and the Shareholders fail to designate in writing a successor Shareholder Representative within five (5) Business Days after receipt of a written request delivered by Purchaser to the Shareholders requesting that a successor Shareholder Representative be designated, then Purchaser may petition a court of competent jurisdiction to appoint a Shareholder to act as new Shareholder Representative hereunder. The Shareholder Representative’s engagement shall terminate following the completion of all the Shareholder Representative’s responsibilities under this Agreement (including with respect to potential or contingent liabilities of the Shareholders hereunder).

4.4.	The Shareholder Representative shall not be liable to the Shareholders for any act done or omitted hereunder in its capacity as the Shareholder Representative, except to the extent caused by its willful misconduct, gross negligence or bad faith. In all questions arising in respect of any matter arising under this Agreement, the Shareholder Representative may rely on the advice of counsel and any action based upon such reliance shall relieve the Shareholder Representative of any liability hereunder. The Shareholders shall severally and not jointly (based on each Shareholder’s pro rata share in accordance with the Waterfall compared to the pro rata shares of all Shareholders signing this Agreement or otherwise bound hereby; provided that, for the avoidance of doubt, in all cases the aggregate of the Shareholder Representative’s indemnity coverage from the Shareholders signing this Agreement or otherwise bound hereby shall sum to 100%) indemnify and defend the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability, deficiency, damage, cost, claim, penalty, fine, forfeiture, or expense (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment), or actions incurred by the Shareholder Representative and arising out of or in connection with the acceptance, performance or administration of the Shareholder Representative’s duties hereunder and under the Transaction Documents (collectively, “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the fraud, willful misconduct, gross negligence or bad faith on the part of the Shareholder Representative, the Shareholder Representative will reimburse the Shareholders the amount of such indemnified Representative Loss to the extent attributable to such fraud, willful misconduct, gross negligence or bad faith. If not paid directly to the Shareholder Representative by the Shareholders, any such Representative Losses may be recovered by the Shareholder Representative from (i) the funds in the Expense Fund, (ii) the funds in the Escrow Amount at such time as such amounts would otherwise be distributable to the Shareholders, and (iii) any other funds that become payable to the Shareholders under this Agreement at such time as such amounts would otherwise be distributable to the Shareholders; provided, that while this section allows the Shareholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Shareholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Shareholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Shareholder Representative be required to advance its own funds on behalf of the Shareholders or otherwise. The Shareholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Shareholder Representative or the termination of this Agreement. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-recourse parties otherwise applicable to, the Shareholders set forth elsewhere in this Agreement (including in Section 10.8) are not intended to be applicable to the indemnities provided to the Shareholder Representative under this Section 4.4.

4.5.	The Purchaser shall not be liable to any Shareholder for any act done or omitted hereunder by the Shareholder Representative.

4.6.	A total of US$100,000 shall be withheld from amounts otherwise payable at Closing to the Shareholders contributed by the Purchaser on behalf of the Shareholders to the Escrow Agent for an account maintained by the Escrow Agent for the benefit of the Shareholder Representative, for the Escrow Agent to hold on behalf of the Shareholders as a fund for the fees and expenses of the Shareholder Representative incurred in connection with this Agreement and the agreements ancillary hereto (the “Expense Fund”). All amounts deposited to the Expense Fund shall be treated for all purposes as having been paid at Closing to the Shareholders and received and voluntarily set aside by the Shareholders at Closing. The Shareholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Shareholder Representative any ownership right they may otherwise have had in any such interest or earnings. The Shareholder Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Shareholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The amounts deposited in the Expense Fund shall be available for the payment of all fees and expenses reasonably incurred by the Shareholder Representative in performing its duties under this Agreement and the agreements ancillary hereto; provided that any portion of the Expense Fund not ultimately required for the payment of such fees and expenses shall be delivered by the Escrow Agent to the Paying Agent for further distribution to the Shareholders based on the Waterfall following the completion of the Shareholder Representative’s responsibilities. All amounts remaining in the Expense Fund upon termination of the Shareholder Representative’s engagement (and following the completion of the Shareholder Representative’s responsibilities) shall also be delivered by the Escrow Agent to the Paying Agent for further distribution to the Shareholders based on the Waterfall.

4.7.	To the extent required in order for the Company to exercise rights on behalf of the Shareholders prior to Closing pursuant to this Agreement, including the exercise of the right to waive rights or termination this Agreement pursuant to Section 3 above, the provisions of this Section 4 shall apply, mutatis mutandis, to the Company (as if it was a Shareholder Representative).

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing Date as set forth in this Section 55 below, except (a) as set forth herein or in the disclosure schedule delivered to the Purchaser concurrently herewith (which shall comprise solely of the Schedules explicitly referred to in this Section 5, and such Schedules shall be applicable to other Sections of the disclosure schedule to the extent that are readily apparent from such Schedule to be relevant to such other Sections), and (b) with respect to the obligation on Purchaser to consummate the Transaction on the Closing Date Closing Date, that the representation not classified as Fundamental Representations are repeated as of the Closing Date in all material respect (as opposed to the date of the Agreement, in respect of such representations that are not qualified by such materiality), except for such representations that are already qualified by materiality herein below, in which case, the representations are given as of the Closing Date in all respects (and not qualified by another materiality qualifier).

5.1.	Constitution and Compliance.

5.1.1.	The Company is duly incorporated and validly existing under the laws of the State of Israel, with power and authority to carry on its business as now being conducted. The Company has at all times carried on its business and affairs in all material respects in accordance with its Organizational Documents and all applicable laws and regulations, and there is no violation or default with respect to any statute, regulation, order, decree, or judgment of any court or any Governmental Authority which could have a material adverse effect upon the assets or business of the Company. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the Company currently conducts business, except in those jurisdictions where the failure to be so qualified would not have a material adverse effect upon the assets or business of the Company.

5.1.2.	The Purchaser has received true and accurate copies of the Organizational Documents of the Company as of the date of this Agreement. The Company has complied with all provisions of its Organizational Documents.

5.1.3.	The Company maintains all corporate, shareholder or other records and registries required by law. True and complete copies of all such documents have been delivered to the Purchaser.

5.1.4.	The Company has made and filed all returns, particulars, resolutions and documents required by the Companies Law or any other legislation to be filed with the Israeli Registrar of Companies or any other Governmental Authority.

5.1.5.	The Company has all requisite corporate power and authority to execute and deliver the Transaction Documents, and to carry out and perform its obligations thereunder. All corporate action on the part of the Company, its directors, and its shareholders necessary for the authorization and execution of this Agreement by the Company, and the performance of all of the Company’s obligations hereunder have been taken. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, and each of the other Transaction Documents to which the Company is (or will be) a party, when executed by the Company, will be the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

5.2.	No Conflict. The execution and delivery by the Company of the Transaction Documents to which the Company is a party does not, and the consummation of the Transaction will not, (i) violate, conflict, or result in a breach of any provisions of the Company’s Organizational Documents or any Contract, agreement, indenture, mortgage, instrument, lease, license, arrangement, or undertaking of any nature, written or oral, of the Company, (ii) result in the creation or enforcement of any Security Interest upon any of the properties or assets of the Company, (iii) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any Person of the right to accelerate, terminate, modify or cancel, any Security Interest, Contract, obligation or liability to which the Company is a party or by which it is bound or to which any assets of the Company are subject, (iv) cause the Company to lose any interest in or the benefit of any asset, right, license or privilege, it presently owns or enjoys, (v) require the notification, consent or agreement of any Governmental Authority, entity or any other third party, except as provided in, or disclosed in Schedule 5.2, (vi) constitute a violation (with or without the giving of notice or lapse of time, or both) of law or any judgment, decree, order, regulation or rule of any Governmental Authority applicable to the Company, or (vii) invalidate or adversely affect any permit, license or authorization used in the conduct of the Company’s business. To the knowledge of the Company, no Shareholder has expressed its objection or discontent of the Transaction and there are no facts or circumstances that are reasonably expected to lead to a 341 Legal Proceeding

5.3.	Capitalization.

5.3.1.	Schedule 5.3.1 sets out the authorized and issued share capital of the Company (together with the names and holdings of each of the shareholders of the Company) as of the date of this Agreement and immediately prior to the Closing and on a Fully Diluted Basis.

5.3.2.	Schedule 5.3.2 sets out, as of the date of this Agreement, a true, correct and complete list of any and all outstanding options or warrants or other rights (including contractual rights) to acquire shares of the Company which were issued by the Company (the “Options”) as well as of shares issued thereunder, including the following details: number of shares in the Company subject to each such Option, the number of such Options that are vested, the number of such Options that are unvested, the date of grant, the vesting commencement date, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the expiration date, the plan under which such Option was granted, the residence of each holder of Options, and, with respect to Options granted to Israeli taxpayers, whether each such Option was granted and is subject to tax pursuant to Section 3(i) or Section 102 and specifying the subsection of Section 102 pursuant to which the Option was granted and is subject to tax and whether an election was made to treat such Option under the capital gains route or ordinary income route and, where relevant, the date on which the Option granted pursuant to Section 102(b)(2) of the ITO was deposited with the 102 Trustee (both with respect to the deposit of the board resolution and the deposit of the option agreement), and the employing entity of each holder of Options.

5.3.3.	Other than as listed in Schedules 5.3.1 and 5.3.2, there are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, or any other agreements of any character directly or indirectly obligating the Company to issue (i) any additional shares or other securities, or (ii) any securities or debt convertible into, or exchangeable for, or evidencing the right to subscribe for, any shares or other securities.

5.3.4.	The Company has not adopted or authorized any plan for the benefit of its officers, Employees, consultants or directors which requires or permits the issuance, sale, purchase, or grant of any shares of the Company’s share capital or other securities or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such shares or securities, other than as set forth in Schedules 5.3.1 and 5.3.2.

5.3.5.	All securities of the Company have been issued in compliance with all laws, rules and regulations, including applicable securities laws and its Organizational Documents. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its shares or any warrants, options or other rights to acquire its shares, and none of its shares are dormant (as such term is defined in the Companies Law). The Purchase Shares are duly authorized, validly issued, fully paid and non-assessable, and have the rights, preferences, privileges and restrictions set forth in the Company’s Organizational Documents.

5.3.6.	No dividends or other distributions of profits were declared, made or paid since the date of incorporation of the Company. The Company has no declared but unpaid dividends outstanding.

5.3.7.	The unissued share capital of the Company is not subject to any Security Interest.

5.3.8.	The Purchase Shares represent 100% of the total issued and outstanding share capital of the Company as of the Closing Date. Immediately following the Closing, the Purchaser shall own 100% of the total issued and outstanding share capital of the Company on a Fully Diluted Basis.

5.4.	Financial Statements.

5.4.1.	Prior to the date hereof, the Company made available to the Purchaser, in the Data Room, year-end audited financial statements of the Company, for the years ending December 31, 2019 and December 31, 2020 (the “Financial Statements”).

5.4.2.	The Financial Statements are accurate, complete and consistent with the Books and Records in all material respects. The Financial Statements fairly and accurately present the assets, liabilities, financial position, results of operations, the profits and losses, and changes in financial position of the Company changes in shareholders’ equity and cash flow as of the dates and for the periods indicated. The Financial Statements and each calculation or item has been prepared in accordance with US GAAP (except that the unaudited Financial Statements may not contain all footnotes required by US GAAP), consistently applied with the past practice of the Company, comply in all material respects with all accounting requirements applicable to the Company, and fairly present the financial position of the Company and the results of its operations and cash flows for the periods then ended (subject in the case of the unaudited Financial Statements to normal year-end audit adjustments that individually and in the aggregate are not material) and are consistently applied as of and for the periods indicated.

5.4.3.	There are no off-balance sheet liabilities, Claims, or obligations of any nature, whether accrued, absolute, contingent, anticipated, or otherwise, whether due or to become due, that are not disclosed or provided for in the Financial Statements other than as set forth in Schedule 5.4.3. The liabilities of the Company were incurred in the ordinary course of the Company’s business.

5.4.4.	The Financial Statements:

5.4.4.1.	make full provision for severance pay, vacation pay and all social benefits due to Employees as are necessary to be recorded in accordance with GAAP; and

5.4.4.2.	set out correctly in all material respects all such reserves or provisions for Taxes as are necessary on the basis of the rates of such Taxes now in force to cover all Taxes (present and future) in respect of any transaction occurring prior to the date of the Financial Statements.

5.5.	Business to Date

5.5.1.	Since December 31, 2020, except as provided in Schedule 5.5.1:

5.5.1.1.	the Company has not entered into any transaction pursuant to which the Company is required to pay an amount in excess of US$ 30,000 per transaction;

5.5.1.2.	there has been no material adverse change in the business, operations, assets, liabilities, or condition (financial or otherwise) of the Company;

5.5.1.3.	the Company has not declared or paid any cash dividend or made any distribution on its shares or effected any split of any of its outstanding securities or otherwise changed its capitalization or capital structure in any manner;

5.5.1.4.	there has been no sale, assignment, or transfer of any tangible asset of the Company except in the ordinary course of business and no sale, assignment, or transfer of any patent, trademark, trade secret, or other intangible asset of the Company;

5.5.1.5.	the Company has not issued any shares, stock options, warrants, appreciation rights or any other security;

5.5.1.6.	the Company has not amended any provisions of the Organizational Documents;

5.5.1.7.	the Company has not commenced or settled any civil or criminal litigation or arbitration or administrative proceedings or investigations;

5.5.1.8.	the Company has not changed any method of accounting or accounting practice;

5.5.1.9.	the Company has not, directly or indirectly, engaged in any transaction, or made any loan to any officer, director, partner, shareholder, Employee Contractor or agent of the Company;

5.5.1.10.	the Company has not created or permitted to exist any Security Interest affecting the Company or any of its respective assets or rights, whether tangible or intangible;

5.5.1.11.	the Company has not incurred or assumed any material obligation or liability (fixed or contingent) except unsecured current obligations and liabilities incurred in the ordinary course of business and in a manner consistent with past practice;

5.5.1.12.	the Company has not discharged or satisfied any Security Interest or paid any obligation or liability (fixed or contingent) in relation to its business except in the ordinary course of business and in a manner consistent with past practice;

5.5.1.13.	the Company has not made or changed any election, changed an annual accounting period, adopted or changed any accounting method, filed any material amended Tax Return, entered into any closing agreement, settled any Tax Contest or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax Contest or assessment, or taken any other similar action relating to the filing of any material Tax Return or the payment of any material Tax; and

5.5.1.14.	the Company has not authorized, agreed or otherwise become committed to do any of the foregoing

5.5.1.15.	there has been no material adverse effect with respect to the Company.

5.5.2.	The Company has not incurred any material Debt Liabilities of any nature whatsoever, fixed or variable or contingent, which are outstanding on the date hereof, except in the ordinary course of business consistent with past practice or as shown on Schedule 5.5.2.

5.5.3.	There are no outstanding Debt Liabilities owed to the Company.

5.5.4.	There are no bad or doubtful Debt Liabilities on the Company’s books at the date hereof.

5.5.5.	Full and accurate details of all bank accounts, overdrafts, loans, guarantees or other financial facilities outstanding or available to the Company are contained in Schedule 5.5.5.

5.6.	Properties

5.6.1.	Full and accurate details of each of the Company’s tangible properties and assets of at least $10,000 each and details of leased assets are contained in Schedule 5.6.1 to this Agreement. The Company holds good title to, or valid leasehold interest in, all properties and assets used in its business or owned by it, free and clear of all Security Interests.

5.6.2.	No asset of the Company has been acquired for any consideration in excess of its market value at the date of its acquisition or otherwise than by way of bargain at arm’s length.

5.7.	Taxation

5.7.1.	(i) The Company have filed all material Tax Returns required to be filed by or on behalf of the Company and such Tax Returns have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects and have been prepared in compliance with all applicable laws in all material respects, and (ii) all Taxes shown on such returns and all other amounts of Taxes (whether or not required to be shown on any Tax Return) due and payable by or on behalf of the Company have been fully and timely paid (after giving effect to any valid extensions of time to pay). With respect to any Taxes where payment is not yet due or owing, the Company have established in accordance with GAAP an adequate accrual for all such Taxes through the end of the last period for which the Company ordinarily records items on its respective Books and Records. Appropriate and sufficient accruals for Tax liabilities as of the Closing Date are included in the Closing Balance Sheet. All material required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company.

5.7.2.	The Company have complied in all material respects with all applicable laws relating to the payment and withholding of Taxes from payments made or deemed made to any Person and have duly withheld and timely paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable laws. For the avoidance of doubt, such payments include all payments and deemed payments for the exercise, conversion, repayment and cancelation of stock options, warrants, convertible securities, convertible debt and equity equivalents of the Company. The Company is in compliance in all material respects with, and its records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all applicable Tax laws.

5.7.3.	The Company did not benefited or is benefiting from Tax exemptions, Tax holidays or other Tax reduction or incentives agreements, approvals or order of any Governmental Authority entered with or issued specifically for the Company.

5.7.4.	The Company have not received any written notice of any claim by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be, subject to taxation by, or required to file any Tax Return in, that jurisdiction and to the Company's knowledge there is no reasonable basis for any such Taxing Authority to assert such a claim against the Company. There are no matters under discussion between the Company and any Taxing Authority, or with respect to Taxes, that are likely to result in an additional liability for Taxes with respect to the Company. The Company has not been assessed by any Taxing Authority and written notices of assessment have not been issued to the Company by any Taxing Authority.

5.7.5.	There is no open dispute with any Taxing Authority in relation to the affairs of the Company. Except as set forth in Schedule 5.7.5, to the Company’s knowledge, there are no circumstances which will or are likely to, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant Taxing Authority in relation to the liability of the Company or accountability for Taxes under currently enacted statutes and regulations, any Claim made by it, any relief, deduction, or allowance afforded to it, or in relation to the status or character of the Company under or for the purpose of any provision of any legislation relating to Taxes. The Company has not waived any statute of limitations with respect to Taxes or agreed to or sought any extension of time with respect to a Tax assessment or deficiency.

5.7.6.	The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, including by virtue of (i) any change in method of accounting for a taxable period or a portion thereof ending on or prior to the Closing Date, (ii) any Tax related agreement or settlement concluded with any Taxing Authority, or (iii) any prepaid amount received on or prior to the Closing Date.

5.7.7.	The Company has not made, prepared or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date.

5.7.8.	There are no proceedings, investigations, audits or Claims now pending or to the Company’s knowledge, threatened against the Company in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes, nor has the Company received any written notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised in writing by a Taxing Authority in any prior examination of the Company which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

5.7.9.	The Company is not or has not been a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

5.7.10.	The prices and terms for the provision of any related party transaction as defined in the relevant transfer pricing laws entered into by the Company are at arms’ length for purposes of such laws and all related documentation if required by such laws has been timely prepared or obtained and, if necessary, retained. The Company complies, and has always been compliant in all material respects with the requirements of Section 85A of the ITO and the regulations promulgated thereunder in all material respects.

5.7.11.	The Company is not subject to any restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made with reference to the provisions of Part E2.

5.7.12.	The Company does not participate, has not participated in or engaged in any transaction listed in Section 131(g) of the ITO and the Income Tax Regulations (Reportable Tax Planning), 5767-2006 promulgated thereunder. The Company is not subject to any reporting obligations under Sections 131D and 131E of the ITO or any similar provision under any other local or foreign Tax law.

5.7.13.	The Company does not have and has never had a “permanent establishment” (as defined in any applicable income tax treaty) or a fixed place of business in any country other than Israel.

5.7.14.	The Company is not entitled to Tax benefits under a status of a “Preferred Enterprise” (Mifaal Muadaf) or a “Technology Enterprise” (Mifaal Technology) or “Preferred Technological Enterprise” or been previously entitled to benefits as a “Benefited Enterprise” or an “Approved Enterprise” as defined in the Law for the Encouragement of Capital Investment, 1959. The Company has not received any cash Governmental Grants with respect to its classification as a Preferred Enterprise, Benefited Enterprise or an Approved Enterprise.

5.7.15.	The Company is duly registered for the purposes of Israeli value added tax and has complied in all material respects with all requirements concerning value added Taxes (“VAT”). Except as set forth in Schedule 5.7.15, the Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) has collected and timely remitted to the relevant Taxing Authority all output VAT which it is required to collect and remit under any applicable law; and (iii) has not received a refund or credit for input VAT for which it is not entitled under any applicable law.

5.7.16.	All records which the Company is required under Israeli law to keep for Tax purposes have been duly kept in accordance with all applicable requirements and are available for inspection at the premises of the Company.

5.7.17.	Since its incorporation, other than the Options Ruling and the Interim Options Ruling contemplated under this Agreement the Company has not received any “taxation ruling or decision” (Hachlatat Misui) from, or entered into any agreements with, the ITA.

5.7.18.	The Company has made available to Purchaser complete copies of (i) all Tax Returns of the Company (ii) any audit report issued with respect to or relating to any Taxes due from or with respect to the Company (iii) any closing or settlement agreements entered into by or with respect to the Company with any Governmental Authority, (iv) all Tax opinions, memoranda and similar documents addressing Tax matters or positions of the Company, and (v) all material written communications to, or received by the Company from any Governmental Authority including Tax rulings and Tax decisions, in each case under subsection (i) to (v) for all taxable periods for which the applicable statute of limitation has not yet expire.

5.7.19.	The Option Plan that was intended to qualify as a capital gains route plan under Section 102 has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by, the ITA and the 102 Options and 102 Shares have been granted and/or issued, as applicable, in compliance with the applicable requirements of Section 102 and the written requirements and guidance of the ITA, including, without limitation, the filing of the necessary documents with the ITA, the appointment of an authorized trustee to hold the 102 Options and 102 Shares, the receipt of all required tax rulings and the due deposit of such Options and Shares with the 102 Trustee pursuant to the terms of Section 102 and any regulation or publication issued by the ITA including the guidance published by the ITA on July 24, 2012 and the clarification dated November 6, 2012.

5.7.20.	There are no outstanding Security Interests for Taxes upon the assets of the Company.

5.8.	Material Contracts

5.8.1.	Schedule 5.8.1 contains a true and complete list of all Contracts, arrangements, or undertakings of any nature, written or oral, of the Company which are material to the Company (“Material Contracts”), including but not limited to the following:

5.8.1.1.	Any Contract with customers or suppliers of the Company;

5.8.1.2.	Any Contract relating to investment in or issuance of shares or other securities convertible into shares of the Company (including Company Options).

5.8.1.3.	any Security Interest on, over or reflecting any asset of the Company (including the issued or unissued share capital of the Company), and any agreement or commitment to give or create any such Security Interest;

5.8.1.4.	any guarantee, indemnity, security or other agreement pursuant to which the Company agrees to become directly or contingently liable for any obligation of any other Person except for indemnity provisions of distribution, agent, representative, finder, reseller, partner supplier, license, data processing and service agreements in the ordinary course of business;

5.8.1.5.	any guarantee, indemnity, security or other agreement pursuant to which any third party agrees to become directly or contingently liable for any obligation of the Company except for indemnity provisions in the ordinary course of business;

5.8.1.6.	any agreement, instrument or other arrangement creating any Debt Liabilities of the Company;

5.8.1.7.	any agreement, instrument or deed pursuant to which a third party is entitled or authorized to bind or commit the Company to any obligation;

5.8.1.8.	any application or award of any grant or allowance which is now liable or may in the future become liable to be repaid or which imposes any other obligations on the Company;

5.8.1.9.	any contract with any director, Employee (including officers), shareholder of the Company or any Affiliate of any of the foregoing, except for employment agreements or options grant agreements listed in Schedule 5.12.1;

5.8.1.10.	any agreement or arrangement that limits the Company’s freedom to compete in any line of business or any geographic area, acquire goods or services from any supplier, establish the prices at which it may sell any goods or services, sell goods or services to any customer or potential customer, or transfer or move any of its assets or operations;

5.8.1.11.	any long-term, unusual or onerous contract, arrangement or undertaking or any contract, arrangement or undertaking not made in the ordinary course of business;

5.8.1.12.	all leases of real property or any assets used by the Company to perform its business;

5.8.1.13.	any joint venture, consortium or other partnership arrangement or agreement;

5.8.1.14.	any contract or other arrangement which will, according to its terms, be terminated as a result of the consummation of the Transaction;

5.8.1.15.	any Contract or arrangement which provides “most favored nation” or similar provisions relating to pricing or other terms and conditions;

5.8.1.16.	any Contract that grants rights to the Company’s Intellectual Property, other than non-exclusive rights to customers in the ordinary course of business;

5.8.1.17.	any Contract or other arrangement with a distributor, OEM or agent, representative, finder or supplier for the sale of services or products of the Company; and

5.8.2.	The Company has made available to the Purchaser true, correct, and complete copies (or where oral, written descriptions) of all Material Contracts.

5.8.3.	All Material Contracts are in full force and effect. The Company performed all of its material obligations under each Material Contract, and, to the Company’s knowledge, all third parties with whom the Company transacted business have performed all of their material obligations thereunder which were due to have been performed. No party to a Material Contract has made a Claim to the effect that the Company failed to perform an obligation thereunder, nor has any such party notified the Company of an intention to terminate or not renew any such contracts. Except as required under, or might be caused by this Agreement, there are no circumstances known to the Company which is likely to cause (i) any Material Contract to be terminated or rescinded by any other party or (ii) their terms to be worsened or the Company prejudiced as a result of anything done or omitted or permitted to be done by the Company prior to Closing. The foregoing representations in this Section 5.8.3 shall apply to the Material Contracts listed in Schedule 5.8.1 as well as Contracts of the same type or kind listed therein that are not so listed because of thresholds or other caveats such as ordinary course of business.

5.9.	Litigation

5.9.1.	There were no and there are no civil, criminal, arbitration or administrative proceedings involving the Company or its directors or officers (in their capacity as such), including Claims for which the Company may be vicariously liable. No such proceedings and no Claims of any nature are pending or to the knowledge of the Company, threatened by or against the Company or the directors of the Company (in their capacity as such), as applicable, or any such Person or in respect whereof the Company is liable to indemnify any party concerned. To the best knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that are likely to give rise to the commencement of any such proceedings.

5.9.2.	The Company is not, and to the Company's knowledge, none of its directors or any Employees are, the subject of any investigation, enquiry, process or request for information in respect of any of the activities of the Company by any competent authority and no such procedures are pending or, to the Company’s knowledge threatened and the Company knows of no facts which are likely to give rise to any such proceedings.

5.10.	Compliance.

5.10.1.	Other than as listed in Schedule 5.10, the Company has complied, in all material respects, with any laws which are applicable to the respective business, operations and assets of the Company as currently being conducted. The Company has not received, nor any of its officers or directors, nor, to the Company’s Knowledge, is there any basis for, any notice, order, complaints or other communication from any Governmental Authority that the Company is not in compliance in any material respect with any applicable laws.

5.10.2.	The Company holds all licenses, permits and authorizations from all Governmental Authorities necessary for the lawful conduct of the Company’s business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all such Governmental Authorities having jurisdiction over the Company or any part of its operations, excepting, however, when such failure to hold would not reasonably be expected to be material to the Company. The Company is and has been in compliance in all material respects with all such licenses, permits and authorizations. No suspension, cancellation, modification, revocation or nonrenewal of any such license, permit or authorization is pending or, to the Company’s Knowledge, threatened.

5.11.	Foreign Corrupt Practices Act and Money Laundering

5.11.1.	The Company, any of its respective officers or directors, or, to Company’s Knowledge, any employee, consultant, supplier, distributor or agent of the foregoing, in acting on behalf of the Company, directly or indirectly, has not (a) made or offered to make or received any direct or indirect payments in violation of anticorruption laws (including the United States Foreign Corrupt Practices Act and the United Kingdom Bribery Act, if and where applicable), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit or thing of value to or from any employee, official or agent of any Governmental Authority where either the contribution, loan, payment, payoff, bribe, commission, rebate, influence payment, kickback, promotional allowance, gift or other economic benefit or thing of value, or the promise thereof, was illegal under such laws, or (b) provided or received any product or services in violation of applicable anticorruption laws (including the United States Foreign Corrupt Practices Act, the Israeli Penal Code and the United Kingdom Bribery Act). There are no governmental or other regulatory proceedings or to the Knowledge of the Company, investigations, involving the Company and, to Company’s Knowledge, there are no threatened governmental or other regulatory investigations or proceedings involving the Company, in each case, regarding any action or any allegation of any action described above in this Section 5.11. The operations of the Company are and have been conducted in compliance in all material respects with applicable financial recordkeeping, reporting and internal control requirements, the money laundering statutes of all jurisdictions applicable to the Company’s operations and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable Governmental Authority (collectively, the “Money Laundering Laws”). No proceeding by or before any Governmental Authority involving the Company with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, threatened, nor is any investigation by or before any Governmental Authority involving the Company with respect to the Money Laundering Laws pending or, to the Company’s Knowledge, threatened.

5.12.	Employees

5.12.1.	Schedule 5.12.1 contains a list of all current Employees as of the date of this Agreement, as well as a list of Company’s material agreements therewith (all of which have been disclosed to the Purchaser prior to the date of this Agreement), and correctly reflects: (i) their dates of hire and employing entity; (ii) their position, full-time or part-time status, including each Employee’s classification as either exempt or non-exempt from the overtime requirements under applicable law; (iii) their monthly base salary or hourly salary rate, as applicable; (iv) any other material compensation payable to them including deferred compensation, commission and bonus arrangements, overtime payment/global overtime payment, vacation entitlement and accrued vacation or paid time-off balance, travel pay or car maintenance or car entitlement, sick leave entitlement and accrual, recuperation pay entitlement and accrual, entitlement to pension arrangement and/or any other provident fund (including manager’s insurance, pension fund and education fund), their respective contribution rates and the salary basis for such contributions, whether such Employee is subject to the arrangement set out in Section 14 of the Israeli Severance Pay Law 1963 (“Section 14 Arrangement”) (and, to the extent such Employee is subject to Section 14 Arrangement, an indication of whether such arrangement has been applied to such Employee from the commencement date of their employment and on the basis of their entire salary) and notice period entitlement; (v) any material written promises or commitments made to the Employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits as described in Schedule 5.12.1 and last compensation increase since January 1, 2021 to date, including the amount thereof; and (vi) whether the employee is on leave (and if so, the category of leave and the date of expected return to work). Other than their salary, the Employees are not entitled to any material payment or benefit that should be reclassified as part of their determining salary for all intents and purposes, including for social contributions and severance pay. Except as set forth in Schedule 5.12.1, no Employee of the Company is entitled by virtue of any legal requirement, Contract or otherwise to any material benefits, entitlement or compensation that is not listed in Schedule 5.12.1. Except as indicated in Section 5.12.1, there are no other Employees employed by the Company or other person who has accepted an offer of employment made by the Company but whose employment has not yet started.

5.12.2.	Schedule 5.12.2 sets forth a true and complete list of all present service providers who are employed by third parties who provide services to the Company (“Service Providers”), as well as independent contractors and consultants who provide services to the Company as self-employed or through their wholly owned companies (such Service Providers and contractors, “Contractors”), if applicable, and includes each Contractor’s date of commencement, engaging entity, scope of services, and rate of all material regular compensation and benefits, bonus or any other compensation payable, provided however that with respect Service Providers, such details relate only to the Contractor through which they are engaged. All Contractors are rightly classified as independent contractors and would not reasonably be expected to be re-classified by the courts or any other Governmental Authority as employees of the Company. No Contractor was or is entitled to receive from the Company any rights under applicable labor laws. All the current Contractors have received all their rights to which they are and were entitled according to any applicable law, Contract or otherwise with the Company, other than routine payments to be made in the ordinary course of business for services to be rendered until to the date of this Agreement. Except as set forth in Schedule 5.12.2, no Contractor is entitled by virtue of any Contract to any benefits, entitlement or compensation that is not listed in Schedule 5.12.2. The Company does not engage any personnel through manpower agencies.

The Company is not and has never been a party to or is bound by any collective bargaining agreement, or other Contract or arrangement with a labor union, trade union or other organization or body representing any of its Employees, or is otherwise required (under any legal requirement, under any Contract or otherwise) to provide benefits or working conditions under any of the foregoing. The Company is not and has never been a member of any employers’ association or organization, and no employers’ association or organization has made any demand for payment of any kind (including professional organizational handling charges) from the Company. The Company is not subject to, and no Employee benefits from, any extension order (tzavei harchava), except for extension orders which generally apply to all employees in Israel, and there are no labor organizations representing, and to the knowledge of the Company there are no labor organizations purporting to represent or seeking to represent, any Employees. The Company has never had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Employees of the Company.

5.12.3.	Except as detailed in Schedule 5.12.3, no Employee or Contractor has given notice of termination of his or her engagement with the Company. The Company has no unsatisfied obligations to any of its former Employees or Contractors, and their termination complied with all applicable legal requirements and Contracts.

5.12.4.	To the knowledge of the Company, no current Employee and/or Contractor: (i) has received an offer to join a business that may be competitive with the Company’s business; or (ii) is a party to or is bound by any confidentiality agreement, non-competition agreement or other Contract which conflicts with his/her undertaking towards the Company.

5.12.5.	Except as set out in Schedule 5.12.5, all current Employees and Contractors have executed an employment or services agreement (respectively) with the Company, which includes a confidentiality, non-competition, non-solicitation, and assignment of inventions undertaking and a waiver of the right to claim royalties in Service Inventions as defined in Section 132 of the Israel Patents Law, 1967 (“Service Inventions” and the “Patents Law”). The Company has made available to Purchaser: (i) accurate and complete copies of all the employment agreements with all current Employees and all services agreements with Contractors; (ii) accurate and complete copies of all material employee manuals and handbooks, disclosure materials, policy statements and guidelines with regard to engagement terms and procedures and other material documents relating to the engagement of the Company’s Employees and Contractors; and (iii) a written summary of all current material unwritten policies, practices and customs in the Company.

5.12.6.	Since the inception of the Company, the Company has been in compliance in all material respects with all Legal Requirements relating to employees and employment issues, including but not limited to termination of employment, discrimination, terms and conditions of employment, wages, hours, record of hours, vacation, overtime and overtime payment, pay slips, working during rest days, severance pay, pension and further education fund contributions, pay slips, sick leave, annual leave, prior notice, collective bargaining agreements and extension orders, terms of the Wage Protection Law-1958, occupational safety and health, notification of employment terms, immigration (including compliance with work permit and visa authorizations), privacy issues, discrimination, classification of a worker as an employee, engagement of service providers in accordance with the Law for Increased Enforcement of Labor Laws – 2011, fringe benefits and employment practices, and have not engaged in any unfair labor practices.

5.12.7.	Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will or may (either alone or upon the occurrence of any additional or subsequent events): (i) result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay, bonus, retention payment or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, material in benefits or obligation to fund benefits with respect to any current Employee and/or Contractor; and (ii) create or otherwise result in any material liability with respect to any Benefit Plan..

5.12.8.	Without derogating from any of the above representations, the Company’s liability towards the Employees regarding severance pay and accrued vacation is fully funded or, if not required by any source to be fully funded, is accrued on the Company’s Financial Statements as of the date of such Financial Statements. Section 14 Arrangement was properly applied in accordance with all Legal Requirements and Contracts (including, in accordance with the terms of the general permits issued by the Israeli Labor Minster) regarding all current Employees of the Company based on their full salaries from their commencement date of employment. All amounts that the Company is legally or contractually required to either (A) deduct from Employees’ salaries and any other compensation or benefit or to transfer to such Employees’ Benefit Plan, or (B) withhold from Employees’ salaries and any other compensation, social security, or other benefit and to pay to any Governmental Authority as required by any applicable Legal Requirement have been duly deducted, transferred, withheld and paid, and the Company has: (i) no outstanding obligations to make any such deduction, transfer, withholding or payment (other than routine payments, deductions or withholdings to be timely made in the ordinary course of business and consistent with past practice); (ii) any liability for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.

5.13.	Insurance

5.13.1.	Full and accurate copies of the insurance policies of the Company have been delivered to the Purchaser. A list of such policies is contained in Schedule 5.13.1. To the Knowledge of the Company, the scope and coverage of such policies are sufficient and customary for the Company’s respective size and activities.

5.13.2.	There is no Claim outstanding under any of such insurance policies nor are there any circumstances likely to give rise to a Claim.

5.14.	Intellectual Property, Technology, Privacy and Data Protection

5.14.1.	Schedule 5.14.1 lists:

5.14.1.1.	All United States, international, and foreign patents and patent applications (including provisional applications); design and design applications; registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks, and any Domain Names registrations; registered copyrights and applications for copyright registration; registered mask works and applications to register mask works; and any other Company Owned Intellectual Property that is the subject of an application, certification, filing, registration, or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time (together, the “Company Registered Intellectual Property”);

5.14.1.2.	All licenses, sublicenses, distribution, customer and other agreements or arrangements to which the Company is a party and pursuant to which any other Person is authorized to have access to, resell, distribute, use, exploit or exercise any Company Owned Intellectual Property or to exercise any other right with regard thereto;

5.14.1.3.	All agreements and licenses pursuant to which the Company has been granted a license to any Company Licensed Intellectual Property (other than license agreements for standard “shrink wrapped, off-the-shelf’ third party Intellectual Property) where such Company Licensed Intellectual Property is part of or offered in conjunction with the Company’s products or service offerings;

5.14.1.4.	Any obligations of exclusivity, covenants not to sue, right of first refusal, parity of treatment or most favored nation status, or right of first negotiation or other material restriction on the operation of the Company’s business to which the Company is subject and that relate to or restrict any Company Intellectual Property, Company services that are provided using Company Intellectual Property, or any third party Intellectual Property; and

5.14.1.5.	All current Company products and service offerings made commercially available by the Company.

5.14.2.	Except as set out in Schedule 5.14.2, the Company owns or has, free and clear of conditions, or other restrictions or any requirement of any past, present or future royalty payments, all rights necessary and sufficient to carry out, or that otherwise are material to, the current business of the Company, without need for any additional development tools, services and utilities and had during the relevant period all rights reasonably necessary and sufficient to carry out, or that otherwise were material to, the business of the Company, without need for any additional development tools, services and utilities.

5.14.3.	The Company is not, or as a direct result of the execution or delivery of this Agreement, or performance of the Company’s obligations hereunder, will not be, in violation of any license, sublicense, or other agreement relating to the Company Intellectual Property, including any Company Licensed Intellectual Property.

5.14.4.	Neither the (i) use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, offering for sale, or any other exercise of rights in the Company Owned Intellectual Property or the Company Licensed Intellectual Property by the Company, (ii) operation of the Company’s business, including the Company’s provision of services, nor (iii) the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, offering for sale, or other exploitation of the Company products and services, infringes any Intellectual Property Rights or any other intellectual property, proprietary, or personal right of any Person, or constitutes unfair competition or unfair trade practice under the laws of any jurisdiction which applies to the Company (except that, solely with respect to Patent Rights or the Company Licensed Intellectual Property, the foregoing is to the knowledge of the Company). To the knowledge of the Company, there is no unauthorized use, infringement, or misappropriation of any of the Company Owned Intellectual Property by any third party, Employee, or former Employee.

5.14.5.	The Company has not received written notice of any Claims:

5.14.5.1.	challenging the validity, or ownership by the Company of any of the Company Owned Intellectual Property, or

5.14.5.2.	that any of (i), (ii), or (iii) in Section 5.14.4 above infringes, or will infringe, on any third party Intellectual Property Right or constitutes unfair trade practices under the laws of the applicable jurisdiction, nor, to the knowledge of the Company, are there any valid grounds for any bona fide Claim of any such kind.

5.14.6.	There are no Persons who have created any or otherwise have any rights in or to, Company Owned Intellectual Property other than past and current Employees, consultants and service providers of the Company whose work product in the Company Owned Intellectual Property was created by them entirely within the scope of their employment or engagement by the Company. In addition, no Employee that was involved in the development of the Company Owned Intellectual Property used any Intellectual Property of a former employer or breached any of its confidentiality obligations to such former employer while developing any of the Company Owned Intellectual Property.

5.14.7.	The Company has taken commercially reasonable steps to protect rights in confidential information (both of the Company and that of third Persons that the Company has received under an obligation of confidentiality) and, except as set out in Schedule 5.14.7, has obtained legally binding written agreements from all Employees and third parties with whom the Company have shared confidential proprietary information (i) of the Company or (ii) received from others that the Company is obligated to treat as confidential and that require employees and third parties to keep such information as confidential.

5.14.8.	The Company has appropriate policies and procedures in place (“Privacy Policy”) informing relevant third parties (including Employees and customers) regarding the collection, process and use of their personally identifiable information including any and all information which it uses and is protected under Data Protection Laws, including the Israeli Protection of Privacy Law, 1981 and any laws and regulations applicable to the Company thereunder, a true, correct and complete copy of which has been provided to the Purchaser prior to the date of this Agreement.

5.14.9.	The Company is in compliance, in all material respects, with all Data Protection Laws, with all contractual obligations relating to the processing of Personal Information by Company in all binding Privacy Contracts, and with the Privacy Policy, except as set forth in Schedule 5.14.9, including in connection with the receipt, collection, use, storage, registration, sharing, data security disposal, disclosure, or transfer (including cross-border) of Personal Information collected from the Company’s Employees, CCTV footages, Contractors, suppliers, vendors and clients, including any Personal Information collected on the clients' behalf.

5.14.10.	With respect to all Personal Information collected and processed by the Company, the Company has at all times implemented and maintained reasonable and appropriate administrative, technical, and physical measures required under Data Protection Laws to protect Personal Information and other Business Data against loss, damage, and unauthorized access, use, modification, disclosure or other misuse. The Company has commercially reasonable safeguards in place to protect Personal Information in its possession or control from unauthorized access, including by their employees, independent contractors and consultants.

5.14.11.	There have not been any actual, suspected, or alleged Security Incidents or actual or alleged claims related to Security Incidents, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims. The Company is not aware of any data security, information security, or other technological vulnerabilities with respect to the Company’s products or services or with respect to the Systems that could adversely impact their operations or cause a Security Incident.

5.14.12.	The Company imposed reasonably appropriate binding contractual terms in respect of each Contractor who has access to Company’s Personal Information in respect of Personal Information, including requiring each such Contractor to protect and secure Company’s Personal Information from unauthorized disclosure, complying with the Data Protection laws with respect to Personal Information and restricting use of Personal Information to those authorized or required under the servicing, outsourcing or similar arrangement.

5.14.13.	The Company complied with all data subject requests, including any requests for access to or deletion of Personal Information, as required by Data Protection Laws and there are no such outstanding requests at the date of this Agreement.

5.14.14.	The Company has not received any (i) notice, request, demand, correspondence or other communication from any Governmental Authority pursuant to any Data Protection Laws, or been subject to any enforcement action (including any fines or other sanctions), in each case relating to a breach or alleged breach of their obligations under the Data Protection Laws, (ii) claim, complaint, correspondence, demand or other communication from a data subject or any other person claiming a right to compensation under the Data Protection Laws, or alleging any breach of the Data Protection Laws, (iii) and there is no fact or circumstance known to the Company that may lead to any such notice, request, correspondence, communication, claim, complaint or enforcement action.

5.14.15.	Subject to Purchaser’s compliance with the confidentiality obligations under this Agreement, the execution, delivery and performance of the Transaction Documents, and the transfer of Personal Information and the consummation of the Transaction do not violate any applicable law, including Data Protection Laws or the Company's privacy policies or practices as they currently exist or as they existed at any time during which any of the Personal Data was collected or obtained, and any Personal Information that was collected, obtained or processed by the Company.

5.14.16.	Schedule 5.14.16(A) identifies any and all licenses entered into by the Company with regard to any third party source code (other than Excluded Licenses, which are disclosed under Schedule 5.14.18). Schedule 5.14.16(B) identifies all such material licenses that may not be assigned to the Purchaser, otherwise requires consent of the licensor to the transfer of the licenses, or in any other way restricts the transfer of such licenses excluding off the shelf software and open source software.

5.14.17.	Schedule 5.14.17(A) identifies any and all third party license agreements (except regarding source code, which are disclosed under Section 5.14.16). Schedule 5.14.17(B) identifies all such licenses that may not be assigned to the Purchaser, otherwise requires consent of the licensor to the transfer of the licenses, or in any other way restricts the transfer of such licenses.

5.14.18.	Schedule 5.14.18 contains a complete and accurate list of all Open Source that has been incorporated into or used in the Company Intellectual Property in any way and describes the manner in which such Open Source was incorporated or used with respect to the Company Intellectual Property (such description shall include, without limitation, whether (and, if so, how) the Open Source was modified or distributed by the Company and whether (and if so, how) such Open Source was incorporated into and linked in any Company Intellectual Property). No Company software or software used in any Company service is, in whole or in part, governed by an Excluded License. For purposes of this Agreement, an “Excluded License” is any license that requires, as a condition of modification or distribution of software subject to the Excluded License, that (i) such software or other software combined or distributed with such software be disclosed or distributed in source code form, or (ii) such software or other software combined or distributed with such software and any associated intellectual property be licensed on a royalty free basis (including for the purpose of making additional copies or derivative works). Components subject to Excluded Licenses incorporated into the Company's products or used as part of the Company's services are disclosed under Schedule 5.14.18.

5.14.19.	The Company has not incorporated into any Company software or software used in any Company service any code, modules, utilities, or libraries that are covered in whole or in part by a license that triggers the discontinuance of some or all license rights if certain patent enforcement suits are brought by the Company.

5.14.20.	This Agreement will not give rise to or cause under any agreements relating to Company Intellectual Property (i) a right of termination under, or a breach of, or any loss or change in the rights or obligations of the Company, (ii) any obligation to pay any royalties or other amounts to any third Person in excess of those that the Company are otherwise obligated to pay, or (iii) the Company’s granting to any third party any right to or with respect to any of Company Intellectual Property.

5.14.21.	The Company is not under any contractual obligation (i) to include any Company Licensed Intellectual Property in any Company products or service, or (ii) to obtain a third party’s approval of any Company products or service prior or subsequent to the marketing or distribution of that products or service.

5.14.22.	Schedule 5.14.22 contains a complete and accurate list of all royalties, fees, commissions and other amounts payable by the Company to any other Person pursuant to any license granted to the Company by any third party.

5.14.23.	The Technology owned by, or licensed to, the Company, used in the Company’s products or otherwise incorporated into the Company’s products does not contain any known disabling mechanisms or protection features which are designed to maliciously disrupt or prevent the use of the Company's products, including time locks, back doors, Trojan horse or any code, instruction or device that may be used without authority to access, modify, delete or damage any of the Technology or any system or equipment on which any of the Technology is installed or in connection with which it may operate, other than features designed to allow the Company to control and manage its products deployed at its customers (“Malicious Code”), and the Company employs reasonable measures, as customary in the industry to scan the Company's products listed for Malicious Code.

5.14.24.	Except as set forth in Schedule 5.14.23, no source code for any Company Owned Intellectual Property has been delivered, licensed, or made available to any escrow agent or other Person who is not or was not an employee of the Company; and the Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code or similar confidential information for any Company Owned Intellectual Property to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company.

5.14.25.	All granted or issued patents, designs, mask works and registered trademarks listed in Schedule 5.14.1, and copyright and Domain Names registrations held by the Company, are valid, enforceable, and subsisting. Schedule 5.14.25 accurately identifies and describes each filing, payment, and action that should be made or taken on or before the date that is one hundred and twenty (120) days after the date of this Agreement in order to maintain each such item of Company Owned Intellectual Property in full force and effect.

5.14.26.	Except as set forth Schedule 5.14.26, all necessary and due registration, maintenance and renewal fees in connection with the Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Authorities in the United States, Israel and other applicable jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such Company Registered Intellectual Property. The Company has not willfully misrepresented, or intentionally failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Company Registered Intellectual Property.

5.14.27.	Other than as set forth in Schedule 5.14.27, no funding from any Governmental Authority, including the Israel Defense Force, nor any facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property and no Persons involved in the development of Company Intellectual Property owed or owes any duty or rights to any Governmental Authority, including the Israel Defense Force, a university, college, other educational institution or research center or any third parties in accordance with any applicable law or any Contract. No Governmental Authority, including the Israel Defense Force, university, college, hospital, other educational institution or research center or other third party has any right in or to any Company Intellectual Property.

5.14.28.	With respect to Company’s Technology, product and services, the Company is in full possession of all: (1) production, deployment, operational, and automation relating to, source code, scripting, libraries, art and media assets source; (2) design, analysis, and planning documents and all existing versions of each of those; and (3) any security keys, passwords, or other log-in details and information that are required or will be required to access and operate all the items detailed under (1) and (2) above, and all such items are ready or will be ready at Closing to be made available to the Purchaser immediately following the Closing.

5.15.	Governmental Grants.

5.15.1.	Except as set forth in Schedule 5.15.1, the Company has not accepted, received or applied for any Governmental Grant (including, without limitation, Tax benefits) from any Israeli or foreign Governmental Authority.

5.15.2.	The Company has delivered to Purchaser accurate and complete information and all the material documentation in connection with the Governmental Grants of the Company, including the applications therefor, the approvals, and any undertakings binding upon the Company in connection with any Governmental Grant. Except for undertakings set forth in letters of approvals that were provided by the Company to Purchaser, there are no undertakings that the Company has given or is subject to in connection with any Governmental Grant.

5.15.3.	Except as set forth in Schedule 5.15.3, the Company has complied and is in compliance with all the terms and conditions of all Governmental Grants (including any reporting requirements) and any applicable Laws in connection thereto, including the Law for Encouragement of Research, Development and Technological Innovation in the Industry, 5744–1984 (“R&D Law”), and has dully fulfilled all undertakings and other obligations relating thereto. In any application submitted for any Governmental Grant by or on behalf of the Company, the Company has disclosed and provided all information required by such application in an accurate and complete manner. No claim or challenge has been submitted to the Company by any Governmental Authority with respect to any entitlement of the Company to any Governmental Grant or the compliance by the Company in connection with any Governmental Grant.

5.15.4.	The consummation of the transactions under the Transaction Documents will not adversely affect the continued qualification for any Governmental Grant or the terms or duration thereof or require any recapture of any previously claimed Governmental Grant, and will not result in the failure of the Company to comply with any Governmental Grant or related Law. No consent or approval of any Governmental Authority is required for the consummation and the execution of the transactions under the Transaction Documents.

5.15.5.	Schedule 5.15.5 set forth (i) the amount of each Governmental Grant, both amounts already received and amounts that the Company is entitled to receive; (ii) any interest accrued in respect of any Governmental Grant; (iii) the outstanding obligations of the Company under each Governmental Grant with respect to royalties or other payments; (iv) the type of revenues from which royalty or other payments are required to be made under such Governmental Grant; (v) the total amount of any payments made by the Company prior to the date of this Agreement with respect to such Governmental Grant; and (vi) any Company Intellectual Property (including any knowhow) which is not subject to the R&D Law.

5.16.	Brokers and Finders. Neither the Company nor any of its Employees have employed or made any agreement with any broker, finder or similar agent or any Person, which will result in the obligation of the Company or the Purchaser to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the Transaction.

5.17.	Insolvency. No insolvency proceedings of any kind have been filed against the Company and the Company has not stopped payment or is insolvent or unable to pay its Debt Liabilities as and when they fall due.

5.18.	Condition of Assets. The assets (excluding Company Intellectual Property covered under Section 5.14) that are used by the Company and which are leased, subleased, licensed to, owned or otherwise occupied by the Company, are in good condition, repair and (where applicable) proper working order, having regard to their use and age and such assets have been properly and regularly maintained, subject to normal wear and tear.

5.19.	Sufficiency of Assets. Each of the Company’s tangible assets, (not including in this Section - the Company Intellectual Property and the Technology), constitute all of the tangible assets, of any nature whatsoever, necessary and sufficient for the continued conduct of its business immediately after the Closing in substantially the same manner as conducted in the preceding twenty-four (24) months. The Company do not own any real estate property or an interest therein.

5.20.	Full Disclosure

5.20.1.	Neither this Agreement, nor any certificates made or delivered by the Company hereunder contains any untrue statement of a material fact or omits to state a material fact known to Company necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made.

5.20.2.	All material Books and Records have been delivered or made available to the Purchaser. Such Books and Records fairly and correctly set forth and disclose in all material respects the financial position of the Acquired Companies and all material financial and other transactions relating to the Acquired Companies have been accurately recorded, in all material respects, in such Books and Records.

6.	REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER

Each Shareholder, severally and not jointly and solely, represents and warrants to the Purchaser solely with respect to itself or himself, as of the date of this Agreement and as of the Closing Date, as follows:

6.1.	Incorporation. Such Shareholder (if not an individual) is duly incorporated and validly existing under the laws of its jurisdiction of incorporation, with power and authority to carry on its business as now being conducted.

6.2.	Authority to Transact. Such Shareholder has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the Transaction. All corporate actions, if applicable, on the part of such Shareholder, its directors, and its shareholders necessary for the authorization and execution of this Agreement, the authorization, sale and delivery of the Purchase Shares and the performance of all of such Shareholder’s obligations hereunder, have been taken. This Agreement constitutes and, when signed by its duly authorized representatives, all other documents contemplated hereby will constitute, valid and legally binding obligations of such Shareholder, enforceable in accordance with their terms.

6.3.	Execution of Agreement

6.3.1.	The execution and delivery of this Agreement (and the other documents contemplated hereby) by such Shareholder does not, and the consummation of the transactions contemplated hereby and thereby will not:

6.3.1.1.	constitute a breach of any law, rule or regulation of any government applicable to such Shareholder;

6.3.1.2.	require the consent or agreement of any Governmental Authority or with otherwise breach any judgment, order or decree applicable to such Shareholder;

6.3.1.3.	violate any provisions of such Shareholder’s Organizational Documents, if applicable, or any Contract to which such Shareholder is a party or by which such Shareholder is otherwise bound; or

6.3.1.4.	result in any violation of, or conflict with or constitute a default under any term of, or result in the creation or enforcement of any Security Interest upon any of the properties or assets of the Shareholder; or

6.3.1.5.	constitute a breach of any other contractual relationship of such Shareholder.

6.3.2.	The execution, delivery and performance of and compliance with this Agreement and the other documents contemplated hereby by such Shareholder will not cause any option or right of pre-emption to become exercisable, other than rights triggered by the Company's Organizational Documents, all of which will be waived prior to the Closing.

6.4.	Purchase Shares

6.4.1.	Such Shareholder is the sole and exclusive owner of such number of the Purchase Shares as is set out next to the name of such Shareholder in Schedule A, which are fully paid and non-assessable, and free and clear of Security Interests.

6.4.2.	Such Shareholder is entitled to sell the full legal and beneficial interest in the Purchase Shares owned by such Shareholder (as set out next to the name of such Shareholder in Schedule A), or, in the case of Purchase Shares held by a trustee on behalf of such Shareholder, such Shareholder is entitled to sell the full beneficial interest in such Purchase Shares and has directed the trustee to transfer, and there is no legal or other impediment to the trustee transferring, such Purchase Shares, to the Purchaser on the terms set out in this Agreement.

6.4.3.	The Purchase Shares owned by such Shareholder (as set out next to the name of such Shareholder in Schedule A) are free of any proxies, voting trusts and other voting agreements, calls or commitments of any kind, other than proxies under the option agreements under the Option Plan or as explicitly contemplated by the Organizational Documents of the Company or by agreements to be terminated prior to the Closing.

6.5.	Brokers and Finders. Such Shareholder has not employed or made any agreement with any broker, finder or similar agent or any Person, which will result in the obligation of the Company or the Purchaser to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the Transaction.

6.6.	No Proceedings. There is no legal proceeding pending or, to each Shareholder’s knowledge, threatened against such Seller or of which such Shareholder is subject that in any manner challenges or seeks the rescission of, or seeks to prevent, enjoin, alter or delay the consummation of, or otherwise relates to, any Transaction Document to which such Shareholder is a party (whether directly or through the Shareholder Representative) or the transactions contemplated hereby and thereby.

6.7.	Financial Position; Solvency. Such Shareholder is not bankrupt or insolvent and has not proposed a voluntary arrangement or made or proposed any arrangement or composition with such Shareholder’s creditors or any class of such creditors, and no petition in respect of any such arrangement or composition has been presented, and in each case, that would adversely affect the power or authority of such Shareholder to execute, deliver or perform the Transaction. The consummation of the Transaction shall not constitute a fraudulent transfer by such Shareholder under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of such Shareholder.

6.8.	Shareholder Information. All information provided, or to be provided, to the Purchaser, the Paying Agent, the 102 Trustee, and to any Taxing Authority, by or on behalf of a Shareholder (i) for purposes of enabling the Purchaser and the Taxing Authority, the Paying Agent or the 102 Trustee, to determine the amount of Tax to be deducted and withheld, if any, from the consideration payable to such Shareholder pursuant to this Agreement, and (ii) for the ITA to issue a Valid Tax Certificate, is and will be in true and correct and in compliance with all applicable law.

7.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represent and warrant to the Shareholders, as of the date of this Agreement and as of the Closing Date, as follows:

7.1.	Incorporation. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel. The Purchaser has all necessary corporate or legal power, authority and capacity to enter into this Agreement and to carry out its respective obligations under this Agreement.

7.2.	Authority to Transact. The Purchaser has the capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the Transaction. All corporate actions on the part of the Purchaser necessary for the authorization and execution of this Agreement, the purchase of the Purchase Shares and the performance of all of the Purchaser’s obligations hereunder have been taken. This Agreement constitutes and, when signed by its duly authorized representatives, all other documents contemplated hereby will constitute, valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms.

7.3.	Execution of Agreement. The execution and delivery of this Agreement by the Purchaser does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the Organizational Documents of the Purchaser, as applicable, constitute a breach of any law, rule or regulation of any government applicable to the Purchaser, as applicable or require the consent or agreement of any Governmental Authority.

7.4.	Consideration Shares. All Consideration Shares issued hereunder will be, when issued in accordance with the terms thereof: (A) duly authorized, validly issued, fully paid and non-assessable, and free from a Security Interest (other than as contemplated in Purchaser’s Organizational Documents and as may be generally applicable under law), ranking pari passu with all other shares of Purchaser’s ordinary shares and with the right to receive all dividends, returns of capital and other benefits declared to the holders of ordinary shares of Purchaser, paid or made by Purchaser on or after the issuance thereof, and (B) issued in compliance with applicable securities laws and not subject to any preemptive rights created by statute, the articles of association of Purchaser, or any Contract to which Purchaser, is a party or by which it is bound. The calculations and numbers set forth in Schedule 2.11.3 are true correct and complete.

7.5.	Financing. Purchaser has, or has available to it, sufficient funds to consummate the transactions contemplated by this Agreement.

7.6.	No Other Representations. Except for the representations and warranties set forth in Sections 5 and 6, the Purchaser acknowledges and agrees that neither the Company nor any Shareholder, nor any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, nor any other Person on their behalf, has made or is making any other express or implied representation or warranty with respect to the Company, including with respect to any projections, forecasts or any forward looking information provided by or on behalf of the Company.

8.	COVENANTS

8.1.	From after the signing of this Agreement and until the Closing (the “Interim Period’), the Company shall:

8.1.1.	conduct its business solely in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Purchaser) and in compliance with all applicable law;

8.1.2.	pay and perform all of its debts and other obligations (including Taxes) when due;

8.1.3.	use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it;

8.1.4.	promptly notify the Purchaser of any change, occurrence or event not in the ordinary course of its business or of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be materially adverse to the Company;

8.1.5.	promptly notify the Purchaser, upon it becoming known to the Company, of any material breach of the representations and warranties contained in Section 5 or in Section 6 or of any material breach or failure to perform any covenant of the Company or a Shareholder hereunder; and

8.1.6.	promptly notify the Purchaser upon entering into an employment agreement or an amendment to an employment agreement.

For the avoidance of doubt, the above in this Section 8.1 is without derogating from the obligation to obtain prior consent pursuant to Section 8.2 below.

8.2.	During the Interim Period, the Company agrees not to, without the prior written consent of the Purchaser not to be unreasonably withheld or delayed, carry out or cause or permit to be carried out any of the following:

8.2.1.	issue or sell any shares, stock, warrants, options or other securities (other than issuances upon exercise of outstanding options) or seek, negotiate or agree to any investment, direct or indirect, in the equity of the Company;

8.2.2.	incur any capital expenditure in excess of US$ 20,000 and in the aggregate in excess of US$ 200,000 or enter into any commitments to do so;

8.2.3.	dispose of or agree to dispose of (or grant any option in respect of) any part of the assets of the Company or create any Security Interest on any part of the assets of the Company;

8.2.4.	enter into any financing agreement or incur any Debt Liabilities;

8.2.5.	fail to notify any material insurance claim in accordance with the provisions of the relevant policy;

8.2.6.	enter into any transaction except in the normal and ordinary course of business, consistent with prior practices or enter into any transaction in the ordinary course of business requiring payment by the Company in excess of US$ 20,000 and in the aggregate in excess of US$ 60,000.

8.2.7.	enter into or be a party to any transaction with any Shareholder or any Person related thereto;

8.2.8.	enter into any agreement or take any action (other than any agreements or actions permitted by other sub-sections of this Section 8.2) that is likely to cause any of the representations and warranties of the Company or the Shareholders under this Agreement not to be true and correct as of the Closing without change, or that is likely to adversely affect the Closing;

8.2.9.	enter into any unusual or abnormal contract or commitment or grant or agree to grant any lease or third party right in respect of any properties, make any loan or enter into any leasing or other agreement or arrangements or payment on deferred terms other than in the ordinary course of business;

8.2.10.	initiate entering into any source code escrow agreement, or if required by a party to any contract – enter into such agreement without prior notification and consultation with the Purchaser;

8.2.11.	commence a lawsuit or settle a Claim for an amount in excess of US$ 50,000;

8.2.12.	transfer to any third Person ownership of any Company Intellectual Property;

8.2.13.	license to any third Person any Company Intellectual Property, except for licenses to customers in the ordinary course of business consistent with past practice, provided that such license agreement contains a right of the Company to terminate the agreement for convenience by giving an advance notice of no more than 30 days to the customer;

8.2.14.	consent to the engagement with, or to license Company Intellectual Property to, operators through customers or resellers of the Company, except for licenses in the ordinary course of business consistent with past practice, provided that such terms applying to the license or engagement with such operator contain a right of the Company to terminate such license or engagement for convenience by giving an advance notice of no more than 30 days to the customer/reseller through which such operator is engaged;

8.2.15.	breach, modify, amend, or terminate any of the Company’s Material Contracts, or waive, release, or assign any rights or Claims under any of the Company’s Material Contracts, except as expressly required by this Agreement or except in the ordinary course of business;

8.2.16.	take any actions that materially impact the composition, or amend the compensation or benefits of the Company’s workforce; and without derogating from the foregoing:

8.2.16.1.	Breach, modify, amend, or terminate any of the Company’s employment agreements or agreements with Contractors;

8.2.16.2.	extend an offer of employment to a candidate for any position with annual compensation equal to or greater than NIS 350,000 per position, or NIS1,750,000 in the aggregate;

8.2.16.3.	enter into, adopt, amend, pay, accelerate, accrue salary or other payments or benefits, make discretionary employer contributions, or promise to do any of the foregoing, to, under, or with respect to any pension, profit-sharing, bonus, special remuneration, extra compensation, incentive, deferred compensation, group insurance, severance pay, retirement, employee stock purchase, employee stock option or other employee benefit plan, agreement (including any grant agreement, employment agreement or consulting agreement), or arrangement, or increase salaries or wage rates or fringe benefits (including rights to severance or indemnification), extend loans, with or for the benefit of any Company director, officer, Employee, agent, or Contractor, whether past or present; in each case other than in the ordinary course of business or as required by law or by existing agreements;

8.2.16.4.	pay or make any accrual or arrangement for payment of any pension, retirement allowance, material bonus, severance, termination pay, or other employee benefit, to any officer, director, or employee or pay or agree to pay or make any accrual or arrangement for payment of any amount relating to unused vacation days, to any Company director, officer, Employee, agent, or Contractor, whether past or present; in each case other than in the ordinary course of business consistent with past practice, in accordance with any agreement disclosed to Purchaser to which the Company is bound on the date hereof, or as required by law; or

8.2.16.5.	accelerate the vesting of any share capital, securities convertible into share capital of the Company, restricted stock, restricted stock units, stock appreciation rights, stock options, warrants, or other equity rights, except for acceleration under existing option plans or option agreements in accordance with their existing terms, or in connection with the Transaction, as determined by the Board of Directors;

8.2.17.	Enter into any agreement with outsourcing companies, Contractors or otherwise employ any person or entity for providing Intellectual Property related services who is not an employee of the Company;

8.2.18.	declare make or pay any dividend or other distribution to the Shareholders;

8.2.19.	make or change any Tax election, change any Tax accounting method or annual accounting period, amend any Tax Return, surrender any right to claim a Tax refund, enter into any agreement in respect of Taxes, in each case other than in the ordinary course of business, accelerate, settle or compromise any claim, notice, refund, liability, audit report or any Tax Contest assessment in respect of Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any Tax claim or assessment; or

8.2.20.	agree or undertake to do any of the above.

For the avoidance of doubt, entering into a binding agreement, followed by an existing non-binding agreement, shall require the consent pursuant to this Section 8.2 (if required in accordance with its terms) as if such agreement is a new agreement.

8.3.	During the Interim Period, each Executing Shareholder covenants with the Purchaser that: (A) none of the Executing Shareholders shall dispose of any interest in the Purchase Shares or any of them or grant any option over or create or allow to exist any Security Interest over the Purchase Shares or any of them, (B) it shall promptly notify the Purchaser, upon becoming aware of any material breach of the representations and warranties of such Executing Shareholder contained in Section 6 or of any material breach or failure to perform any covenant of such Shareholder hereunder.

8.4.	During the Interim Period, the Shareholders and the Company shall not, directly or indirectly through their officers, directors, Employees, agents or other representatives, solicit, initiate discussions, engage in or encourage discussions or negotiations with, or enter into any agreement, including any non-disclosure agreement, with, any party relating to or in connection with: (A) the possible acquisition of the Company (by way of merger, amalgamation, arrangement, reorganization, share purchase, asset purchase, license, lease or otherwise), or (B) the possible acquisition of any material portion of the Company’s share capital (including the issuance of new shares) or assets, or (C) any other transaction outside the ordinary course of business that could prevent, impede or materially delay the consummation of the Transaction or materially impair the value of the Company''s assets (collectively, a “Restricted Transaction”), and the Company shall not disclose any non-public information relating to the Company or afford access to the properties, books or records of the Company (including by providing or continuing to provide access to a virtual or other data room) to, any Person (other than the Purchaser or its representatives) concerning a Restricted Transaction. In the event that a Shareholder or the Company receives any written or oral bona fide offer, proposal, indication of interest, request or inquiry with respect to a Restricted Transaction (any of the foregoing, a “Proposal”), it must within one (1) Business Day: (i) notify the Purchaser of its receipt of such Proposal, (ii) communicate to the Purchaser in reasonable detail the terms of any such Proposal (including providing the Purchaser with a written statement with respect to any non-written Proposal received), which statement must include the identity of the parties making the Proposal and the terms thereof, unless not permitted by the third party under a nondisclosure agreement existing on the date hereof, and (iii) provide the Purchaser with a copy of any written Proposal and any written communications relating to any Proposal, redacted to omit the identity if required by the third party under a nondisclosure agreement existing on the date hereof. In addition, the Company will within one (1) Business Day advise the Purchaser of any material modification or proposed modification, and any other information necessary to keep the Purchaser informed in all material respects regarding the status and details of the Proposal. The Company will immediately cease and terminate any existing discussions or negotiations with any party other than the Purchaser with respect to any Restricted Transaction or Proposal. Notwithstanding anything to the contrary herein, including the provision of Section 10, the Company agrees that in the event of an actual or threatened breach of the provisions under this Section 8.4, monetary remedies would be an inadequate remedy and, accordingly, without prejudice to any rights and remedies of the Purchaser, the Purchaser shall be entitled to an award of injunctive relief and/or specific performance.

8.5.	Immediately following the execution of this Agreement, the board of directors of the Company shall circulate, in accordance with the provisions of the Current Articles, an invitation to an extraordinary general meeting of the of shareholders, in the form attached hereto as Schedule 8.5(A), and, all Executing Shareholders shall have signed and provided, concurrently with the execution of this Agreement (or, in the case of Executing Shareholders adopting this Agreement prior to the date of such meeting, upon such adoption), the irrevocable proxy in respect thereof, attached hereto as Schedule 8.5(B). Without derogating from the foregoing, during the Interim Period, each of the parties hereto, severally and not jointly, shall not vote in favor of any shareholders’ resolution in the Company with respect to matters specifically contradicting the covenants specified in this Section 8, without the prior written consent of the Purchaser.

8.6.	During the Interim Period, the Company agrees that the Purchaser, its agents and representatives are given full and complete access to the Books and Records, and to the premises of the Company and the Company shall, upon request, furnish such information regarding the business and affairs of the Company as the Purchaser may require, subject to applicable confidentiality undertakings, so that the Purchaser can perform a full investigation of the Company’s technology, business, and legal conditions.

8.7.	Confidentiality.

8.7.1.	The Shareholders acknowledge that the Confidential Information is of importance to the business of the Company and, following the Closing, the Purchaser, affects the value of the Company, and will continue to be confidential subsequent to the Closing Date, and disclosure of such Confidential Information to others or the unauthorized use of such Confidential Information by others would cause substantial loss and harm to the Purchaser (or its Affiliates) as acquirer of the Company. Accordingly, each Shareholder (a) agrees not to reveal, disclose, communicate, or divulge to any person or entity in any manner whatsoever any Confidential Information that has come to his knowledge or has been designed, developed, prepared or in any other way been gathered or received by the Shareholder; (b) will refrain from publication, communication, or disclosure of any Confidential Information; and (c) agrees not to, directly or indirectly, either on his own behalf or on behalf of any legal person, utilize any Confidential Information for any business purposes or other purposes other than Company’s business (if and so long as such Shareholder remains engaged with the Company). For purposes of the foregoing, “Confidential Information” means any and all information in whatever form, tangible or intangible, that is not generally known to the public that relates in any way to the Company, including concepts, techniques, processes, methods, systems, designs, programs, code, formulas, research, technologies, processes, methods, systems, designs, programs, code, formulas, business procedures, marketing plans and customers list. “Confidential Information” also includes information in whatever form, tangible or intangible, that is not generally known to the public and that was provided to the Company by the Purchaser in connection with negotiations and other discussions leading up to the Acquisition and/or that Microsoft designates as being confidential. “Confidential Information” does not include any information that becomes publicly known through no wrongful act of the Shareholder. For the avoidance of doubt, the provisions of this Section 8.7.1 are in addition to and shall not derogate from any other undertaking that may exist by a Shareholder towards the Company but are subject to the provisions of Section 8.7.2 below. Notwithstanding anything herein to the contrary, (x) if a Shareholder is an investment fund, then the Shareholder may disclose Confidential Information relating to this Agreement and the Transaction to its current or prospective investors and, as applicable, to its general and limited partners to the extent required pursuant to the terms of its limited partnership agreement (or comparable governing fund document, provided that any such investors or partners are subject to a confidentiality obligation with such Shareholder); and (y) for the avoidance of doubt, any information that is publicly disclosed by Purchaser or the Company, including, without limitation, in the press release or other public communications about the Transaction, shall not be deemed to be Confidential Information.

8.7.2.	No announcement or other disclosure concerning the sale and purchase of the Purchase Shares, the Transaction or any ancillary matter shall be made by the Company or the Shareholders before Closing save in a form agreed between the Company and the Purchaser or otherwise as required by law or as required for the Company or any Shareholder to secure any required consent or approval to the transactions contemplated hereby or by them to their representatives, management, professional advisors, or to other shareholders or option holders of the Company, in each case subject to strict confidentiality undertakings and to the extent necessary for purposes of the Transaction.

8.8.	All of the Parties (excluding the Shareholder Representative) to this Agreement will after, as well as before and upon, the Closing Date do all acts and things and sign and execute all documents and deeds requisite for the purpose of implementing the terms of this Agreement.

8.9.	During the Interim Period, the Company will not incorporate any software that is subject to an Excluded License into any part of any Company software or service or use any software that is subject to an Excluded License in whole or in part in the development of any Company software or services in a manner that may subject the software, services, or content available therefrom, in whole or in part, to an Excluded License; or combine or distribute Company software or services (including any content available therefrom) with any software that is subject to an Excluded License or otherwise subject Company software or services (or content available therefrom) to an Excluded License in a manner that may subject the software, services, or content available therefrom, in whole or in part, to an Excluded License.

8.10.	The Shareholders and the Company shall not make any communications to the Employees and Contractors regarding the Transaction, except with the prior written agreement of the Purchaser to the content and timing of any such communication.

8.11.	During the Interim Period, the Company shall (i) notify the Purchaser promptly if it receives written notice of any Tax audit, the assessment of any Tax, the assertion of any Tax-related Security Interest, or any request, notice, or demand for Taxes by any Taxing Authority and any communication in respect of outstanding Tax ruling applications, (ii) provide Purchaser a description of any such matter in reasonable detail (including a copy of any written materials received from the Taxing Authority) and (iii) take no action with respect to such matter without the consent of Purchaser, which shall not be unreasonably withheld or delayed.

8.12.	The Company will (i) timely file all Tax Returns required to be filed by or with respect to the Company with a due date (including any applicable extensions) on or prior to the Closing Date and (ii) timely pay all Taxes shown as due on such Tax Returns. All such Tax Returns will be prepared by the Company in a manner consistent with past custom and practice of the Company, except as otherwise required by applicable law. The Company will provide all material Tax Returns to the Purchaser for review and comments (which comments shall be considered in good faith) at least thirty (30) days prior to the due date for such Tax Returns (including any applicable extensions). All contracts, agreements, or other arrangements regarding the sharing or allocation of either liability for Taxes or payment of Taxes to which Company is a party or by which Company is bound will be terminated as of the Closing Date (and will have no further effect for any Tax period). Purchaser shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns of the Company that are due (taking into account any validly obtained extensions) after the Closing Date, whether such Tax Returns are for taxable periods ending before, on or after the Closing Date. Any income or other material Tax Return with respect to any Tax period ending on or before the Closing Date (“Pre-Closing Tax Period”) shall (i) be prepared in a manner consistent with past custom and practice of the Company, except as otherwise required by applicable law, (ii) shall be provided to Shareholders Representative not less than thirty (30) days prior to the due date for such Tax Return (taking into account any validly obtained extensions of time to file) for it review and comments (which comments shall be considered in good faith). Following the Closing, unless otherwise required under law or by the ITA, the Purchaser shall not, and shall cause the Company not to, amend any previously filed Tax returns with respect to Pre Closing Tax Period without the prior written consent of the Shareholders Representative (not to be unreasonably withheld, conditioned or delayed) if such amendment would result in an incremental obligation of the Indemnifying Parties to indemnify the Indemnified Persons with respect to Taxes (net of any Tax benefits) hereunder. The parties shall make their best efforts to resolve in good faith any dispute arising in connection with the submission of Tax Returns following the Closing with any such dispute which was not resolved to be brought before the Accounting Arbitrator.

8.13.	Upon the terms and subject to the conditions set forth in this Agreement, each Party agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, subject to the express provisions of this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations, filings and notifications (including filings or notifications with Governmental Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an adverse action or proceeding by, any Governmental Authority, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In furtherance of the foregoing, the Party subject to the applicable requirement of a Governmental Authority or party to the applicable agreement requiring a consent or waiver shall be primarily responsible for communications with the applicable Governmental Authority or other third party while keeping the other Parties informed and the other Parties hereto shall reasonably cooperate in such efforts.

With regard to any communication with any Governmental Authority regarding such filings, each Party shall promptly inform the other Party hereto before delivering any material communication to a Governmental Authority, and promptly after receiving any material communication from a Governmental Authority. Subject to all applicable laws, each of the Parties shall have the right to review any submission made to any Governmental Authority in connection with the Transaction. The Purchaser and the Company shall not independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other Party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate; provided however that nothing herein will preclude the Purchaser from participating in discussions with a Governmental Authority without participation by the Company where the discussions are initiated by the Governmental Authority, or where the subject matter in the reasonable judgment of the Purchaser cannot be effectively discussed in the presence of the Company, provided however the Purchaser shall update the Company on such discussions. Subject to applicable law, the Purchaser and the Company will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto relating to proceedings before a Governmental Authority in connection with the Transaction. For the avoidance of doubt, the Purchaser shall control and lead all negotiations and strategy on behalf of the Parties relating to approvals by any Governmental Authority in connection with the Transaction, subject to prior discussion with and taking into account in good faith the views of the Company and the notification to Governmental Authorities. Each of the Purchaser and the Company may, as they deem necessary, designate sensitive materials to be exchanged in connection with this Section 8.13 as “counsel only.” Any such materials, as well as the information contained therein, shall be provided only to a receiving Party’s outside (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers, or directors of the receiving Party without the advance written consent of the Party supplying such materials or information. For the avoidance of doubt, the Purchaser shall not be required, either pursuant to this Section 8.13 or otherwise, to litigate, defend, or otherwise contest any legal proceeding challenging the Transaction; offer, negotiate, commit to, effect or otherwise take any action with respect to the Purchaser, the Company, or their respective Affiliates or subsidiaries or respective businesses, product lines, assets, permits, operations, rights, or interests therein if taking such action would reasonably be expected to have any adverse effect on any business or product line of the Purchaser, the Company, or their respective Affiliates or subsidiaries.

8.14.	Bring-Along.

8.14.1.	By executing this Agreement, the Executing Shareholders, who, on the date of this Agreement collectively hold at least 90% of the issued and outstanding share capital of the Company on an as converted basis and Fully Diluted Basis and of each class of shares of the Company on an as converted basis and Fully Diluted Basis, have accepted an offer by the Purchaser to purchase their Shares in accordance with the terms set forth in this Agreement, in accordance with Section 341 of the Companies Law and Article 19 of the Company’s articles of association (the “Bring-Along Provisions”). This Agreement constitutes, for the purpose of the Bring-Along Provisions, an acceptance by all Executing Shareholders who have duly executed this Agreement initially or pursuant to Section 8.14.4 below of the Purchaser’s offer to purchase of all of the issued and outstanding share capital of the Company which is conditioned upon the sale of all of the issued and outstanding share capital of the Company.

8.14.2.	On the date hereof, the Purchaser instructs the Company, in accordance with the Bring-Along Provisions, to deliver on its behalf a written notice in the form attached as Schedule 8.14.2 (the “Bring-Along Notice”) to each Non-Executing Shareholder and the Company shall further provide the Bring-Along Notice to any Person exercising Options after the date hereof, promptly upon receipt of its notice of exercise. The Purchaser (at the expense of the Company) and the Company shall take such other actions as may be reasonable in order to complete the transfer of all of the outstanding Shares pursuant to the Bring-Along Provisions and under the terms and conditions of this Agreement.

8.14.3.	At the Closing, the Company shall register the Purchaser as owner of all the Shares held by all Executing Shareholders and Non-Executing Shareholders as of the Closing, representing 100% of the issued and outstanding share capital of the Company on a Fully Diluted Basis, against delivery at the Closing by the Purchaser to the Paying Agent (or the Escrow Agent or the 102 Trustee, as applicable), as agent of the Company, such Non-Executing Shareholders’ consideration payable at the Closing, as set out in the Waterfall and in accordance with Section 3.2.6 (if any) (or the portion of the Escrow Fund, as set out in the Waterfall, as applicable, to be held by the Escrow Agent as agent for the Company), to be held in escrow for such Non-Executing Shareholders, and all share certificates representing such shares held by Non-Executing Shareholders shall be deemed cancelled without any further action by any party. The Paying Agent, the 102 Trustee or the Escrow Agent, as applicable, shall release each such Non-Executing Shareholder’s consideration, in accordance with the Waterfall and the terms of this Agreement, only upon and subject to such Non-Executing Shareholder’s delivery to the Purchaser of either a counter signature to this Agreement or a fully executed Letter of Transmittal, pursuant to which by executing such Letter of Transmittal such Non-Executing Shareholder shall become bound by and subject to the provisions of this Agreement as an Executing Shareholder.

8.14.4.	Promptly after the date of this Agreement and until the Closing, the Company shall use best commercial efforts and take all actions reasonably required to obtain from all Non-Executing Shareholders their agreement to sell their shares on the terms hereof (which may be obtained by a signature to the joinder agreement in the form attached as Schedule 8.14.4). The Company shall communicate promptly to the Purchaser any update to the Company’s efforts to obtain such agreements and Schedule A-1 shall automatically be amended to include such Non-Executing Shareholders as Executing Shareholders.

8.14.5.	In the event that a Non-Executing Shareholder is found entitled to additional consideration, the Executing Shareholders hereby agree that an adjustment shall be made to the Waterfall such that the Non-Executing Shareholder shall receive such additional consideration at their account (pro-rata, in accordance with their respective share in the Escrow Fund), without the Purchaser being required to increase the Purchaser Price or change its composition.

8.14.6.	The Company hereby agrees to protect, defend, indemnify, and hold the Purchaser, and its Affiliates, together with the directors, employees and advisors of the foregoing from any and all Damages incurred by them in connection with a 341 Legal Proceeding or otherwise in enforcing the Bring-Along Provisions, or otherwise in respect of any claim, demand, proceeding or any other act initiated against the Company, the Purchaser or their respective Affiliates or shareholders by any Non-Executing Shareholders related to this Agreement or the other Transaction Documents, the implementation of this Agreement or the other Transaction Document any transaction contemplated hereunder or thereunder, on an as an when incurred basis (“Purchaser 341 Costs”). Following the Closing, any unpaid Purchaser 341 Costs shall be deemed Transaction Costs.

8.14.7.	Nothing herein shall be construed or interpreted so as to derogate from the provisions of Section 341 of the Companies Law and the Company’s articles of association requiring each Non-Executing Shareholder to sell its shares of the Company pursuant to this Agreement.

8.15.	Directors’ and Officers’ Indemnification.

8.15.1.	At the discretion of the Company, Company may acquire, as part of the Transaction Costs, insurance for directors and officers to cover such Persons” engagement with the Company up until the Closing Date.

8.15.2.	The Purchaser shall, and shall cause the Company and any successor and assigns, to the extent permitted by law, to, fulfill and honor in all material respects all the obligations of the Company, pursuant to indemnification and exculpation provisions under tits charter documents with respect to the current directors of the Company (“Covered Persons”), as in effect as of the date hereof, and pursuant to any indemnification agreements between the Company and Covered Person existing as of the date hereof that are set forth in the disclosure schedules, to the extent relating to claims arising from or related to facts or events that occurred at or before the Closing Date including with respect to matters, acts or omissions occurring in connection with the approval of or entering into this Agreement or the consummation of the Transaction. Without limiting the foregoing, from and after the Closing Date until seven (7) years from the Closing Date, the Purchaser shall, and shall cause the Company and any successor and assigns, to the extent permitted by law, to maintain the charter documents of the Acquired Companies to contain provisions no less favorable to the Covered Persons with respect to exculpation and limitation of liabilities of directors and officers, and indemnification than are set forth as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Covered Person with respect to exculpation and limitation of liabilities or indemnification, all of the foregoing subject to applicable law. The foregoing obligations shall be subject and following the actual indemnification of the Company or the Purchaser by the Indemnifying Parties with respect to any of the foregoing, as provided for in Article 10 (as set forth in the Resignation Letters).

8.15.3.	The provisions of this Section 8.14: (i) shall survive the consummation of the Closing; (ii) are intended to be for the benefit of, and shall be enforceable by, the Covered Persons (including his, her or its respective heirs); (iii) shall be binding on all successors and assigns of Purchaser and the Company, as applicable; and (iv) shall not be terminated or modified in such a manner as to adversely affect the rights of any Covered Persons under this Section 8.14 without the prior written consent of such affected Covered Person.

8.16.	Non-Solicitation. Each Shareholder hereby undertakes that neither it, nor any of its Affiliates and its and their respective directors and officers, directly or indirectly, for a period of two (2) years following the Closing, in any way employ or engage any person who is or was employed or engaged either as an employee or Contractor (including a person who provided services on full time or almost full time basis through a third party), at any time during the period beginning 12 month prior to the Closing Date, whether directly or indirectly, by the Company. For the purpose of this Section “Affiliates” shall not include any portfolio companies of which any Shareholder which is an investment fund, is invested in, provided however that such Shareholder (including its employees or representatives) did not provide information with respect to the relevant Person (including the identity) and/or were not involved in the relevant actions, which otherwise were prohibited pursuant to this Section 8.16.

For the avoidance of doubt, the provisions of this Section 8.16 are in addition to and shall not derogate from any other undertaking that may exist by a Shareholder towards the Company.

9.	RELEASES; TERMINATION OF RELATED PARTY TRANSACTIONS

9.1.	By signing this Agreement or by accepting payment of the applicable part of the Closing Payment, as of the Closing each of the Shareholders hereby waives, releases and absolutely and forever discharges the Company and any and all of its former and current shareholders, successors, assigns, Affiliates, directors, Employees (including officers), agents, advisors, consultants, auditors and attorneys (each, a “Released Person”), from and against any and all Claims of every kind and nature whatsoever, whether now known or unknown, suspected or unsuspected, that have arisen or will arise due to actions or events that have occurred prior to or at the Closing, provided, however, without derogating from the representations and warranties and indemnities pursuant to this Agreement, that the release and waiver set forth herein shall specifically not include: (i) any Claims against the Purchaser arising under the express terms of this Agreement or the Transaction, including such Shareholder’s right to receive amounts payable to such Shareholder under this Agreement, (ii) to the extent the Shareholder is an employee, officer, advisor, consultant or director of the Company: (a) any entitlement to their current salary, or other current employment benefits earned or accrued by or for the benefit of any such Shareholder prior to the Closing in respect of services performed by any such Shareholder prior to the Closing and in accordance with the terms of a written agreement with the Company, (b) reimbursement for expenses incurred by any such Shareholder in the ordinary course of his or her employment up to a maximum aggregate amount of US$ 1,000 per employee, (c) accrued vacation, (d) any obligations of the Company to indemnify or exculpate from liability under any indemnification agreements if such liability does not arise in connection with a breach of a representation and warranty under this Agreement by such Person (subject however to Section 10.1(v) below), and (iii) any amounts recoverable under the Company’s directors and officers professional liability policy except for any claims known to such person as of the date hereof and not disclosed herein. Notwithstanding the foregoing, for the avoidance of doubt, as of the Closing, the provisions of this Section 9.1 also waive, release and absolutely and forever discharge the Released Persons from and against any and all Claims relating the exercise of rights thereby pursuant to the terms of this Agreement at any time prior to and including the Closing (including, without limitation, against the Company in connection with an amendment to this Agreement or the waiver of conditions on behalf of the Shareholders).

9.2.	On the Closing Date, all contracts between the Shareholders and/or any of their Affiliates (and each Shareholder undertakes the same on behalf of its Affiliate) on the one hand, and the Company on the other hand, shall terminate with immediate effect and without any liability to the Purchaser or the Company, all other than employment agreements and Covered Persons’ indemnity agreements.

9.3.	The Shareholders hereby waive any and all first refusal, first offer, notification, veto or other rights under the Organizational Documents of the Company or any agreement to which any of them are a party with respect to the execution of this Agreement and the consummation of the Transaction. In addition, each Shareholder who is a party to any Terminated Agreement, irrevocably agrees that as of and subject to the Closing, such Terminated Agreement(s) is/are terminated with no further force or effect.

10.	INDEMNIFICATION AND REMEDIES

10.1.	The Shareholders and the holders of Vested Options (“Indemnifying Parties”) agree severally and not jointly to protect, defend, indemnify, and hold the Purchaser, the Company and their Affiliates, together with the directors, employees and advisors of the foregoing (the “Indemnified Parties”), harmless against and in respect of any and all loss, liability, deficiency, damage, decrease in value (excluding reduction in Tax losses or loss of NOLs), any damages paid to third parties, cost, expense, fines, interest or actions in respect thereof (including reasonable legal fees and expenses) but excluding consequential (except that a claim by a third party shall not be deemed consequential), incidental, multiple of revenue or earnings (but not including loss of value), loss of profits, punitive or exemplary damages (all of the foregoing, “Damages”), as and when incurred, occasioned by: (i) any non-fulfillment, non-performance, violation or breach of this Agreement or any Transaction Document by the Company; or (ii) any inaccuracy, breach or falsity of any of the representations and warranties of the Company contained in Section 5 above or any certificate or other instrument furnished or to be furnished by the Company hereunder; (iii) any Claim by a third party (regardless of whether the claimant is ultimately successful) which, if true, would constitute any of the above; and (iv) disregarding any disclosure in a disclosure schedule, any Pre-Closing Taxes and (disregarding any disclosure in a disclosure schedule) any breach or falsity contained in Sections 5.7, 6.8, 8.2.19, 8.11 or 8.12, any Tax liability of the Company in connection with any payment made or deemed made by the Company at or prior to the Closing in connection with the Transaction or any Tax liability in connection with any payment pursuant to this Agreement made without sufficient withholding under applicable law provided however, that the Shareholders shall not be jointly liable for a Claim in connection to Tax withholding against a breaching Shareholder for submission of incorrect or false information (in which case, such breaching Shareholder shall be severally liable as set forth in Section 10.2); (v) disregarding any disclosure in a disclosure schedule), any Transaction Costs, (vi) disregarding any disclosure in a disclosure schedule), any liability pursuant to indemnification undertakings granted by the Company to directors and/or officers thereof in connection with the period prior to the Closing Date; (vii) disregarding any disclosure in a disclosure schedule), the matters set out in Schedule 10.1 attached hereto; (viii) disregarding any disclosure in a disclosure schedule), any Claim by a Shareholder, or former shareholder (or holder of Company Options, including indemnity for Damages of such holder in respect of the rate of taxes paid by such holder in excess of the 102 benefit (25% plus excess tax, if applicable) in cases where the ITA disqualifies the grant under a trustee capital gains route, or any other equity securities) of the Company, or any other Person, seeking to assert, or based upon: (a) ownership or rights to ownership of any shares or other equity securities of the Company; (b) any rights of a Shareholder or other equity holder (other than the rights of the Shareholders to receive the payments set out in this Agreement, as and to the extent set forth herein), including any option, preemptive rights or rights to notice or to vote; (c) any Claim that his, her or its shares or other equity securities of the Company were wrongfully repurchased, cancelled, terminated or transferred by the Company or any Person; or (d) any Claim regarding any errors or failures in the allocation or calculation of the applicable Purchase Price payable to such Person or its pro rata share of the Escrow Amount, as set forth in the Waterfall (items (iv) to (viii), together the “Special Indemnities”).

10.2.	In addition, each Shareholder, severally and not jointly, agrees to protect, defend, indemnify, and hold the Indemnified Parties, harmless against and in respect of any Damages, as and when incurred, occasioned by: (i) any non-fulfillment, non-performance, violation or breach of this Agreement or any Transaction Document by such Shareholder; or (ii) any inaccuracy, breach or falsity of any of the representations and warranties of such Shareholder contained in Section 6 above or any certificate or other instrument furnished or to be furnished by such Shareholder hereunder; and (iii) any Claim by a third party (regardless of whether the claimant is ultimately successful) which, if true, would constitute the above.

10.3.	Promptly, but not later than thirty (30) days after (i) receipt by the Purchaser (or any of its directors, employees or advisors) of notice of the commencement of any Claim, proceeding, or investigation (“Third Party Claim”); or (ii) the Purchaser (or any of its directors, employees or advisors) becoming aware of any breach of this Agreement or falsity of representation or other event or circumstance, in each case, in respect of which indemnity may be sought as provided above, shall notify the Shareholder Representative on behalf of the Indemnifying Party of the Claim, proceeding or investigation and, when known, the facts constituting the basis of such Claim, proceeding or investigation, in reasonable detail, provided that any failure to provide such notice to the Shareholder Representative within such period will not relieve the Indemnifying Parties of any obligation or liability, except and only to the extent that the Shareholder Representative demonstrates that the Indemnifying Parties have been materially prejudiced by such failure to provide such notice to the Shareholder Representative within such period. In the event of any such claim for indemnification hereunder resulting from or in connection with any Third Party Claim, the notice to the Shareholder Representative shall specify, if known, the amount of damages asserted by such third party. In the event of any Third Party Claim, the Purchaser shall assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom (a “Third Party Defense”). Upon the Purchaser’s assumption of the Third Party Defense (i) the Purchaser shall inform the Shareholder Representative of such Third Party Defense (as set forth herein); (ii) the Shareholder Representative may retain separate counsel, at the expense of the Shareholders; (iii) the Purchaser will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Shareholder Representative which shall not be unreasonably withheld, conditioned or delayed; (iv) the Purchaser shall conduct the Third Party Defense actively and diligently in consultation with the Shareholder Representative and provide copies of all correspondence and related documentation in connection with the Third Party Defense to the Indemnifying Party; and (v) the Indemnifying Party will provide reasonable cooperation in the Third Party Defense to protect the interests of the Indemnified Party.

If the Purchaser elects not to assume the Third Party Defense it shall notify the Shareholder Representative of its decision not to assume such defense, and the Shareholder Representative shall have the right to assume the Third Party Defense with counsel of its choice at the expense of the applicable Indemnifying Parties; provided, however, that the Purchaser shall have the right, at its expense, to participate in such Third Party Defense but the Shareholder Representative shall control the investigation and defense thereof in consultation with the Purchaser; provided, however, that any settlement or compromise by the Shareholder Representative shall be subject to the consent of the Purchaser not to be unreasonably withheld, delayed or conditioned. The Shareholder Representative shall conduct the Third Party Defense actively and diligently, and the Purchaser will provide reasonable cooperation in the Third Party Defense.

The Parties will in any event co-operate with each other in dealing with any Claim other than in the event of a conflict of interest, and, other than in the event of a conflict of interest, will allow their respective representatives and advisers reasonable access to all books and records which might be useful for such purpose during normal business hours and at the place where they are normally kept, with full right to make copies thereof or take extracts therefrom. Such books and records shall be subject to a duty of confidentiality except for disclosure necessary for resolving such Claim or otherwise required by applicable law. The Indemnifying Party shall not be authorized to settle or compromise any Claim without the written consent of the Indemnified Party, which shall not be unreasonably withheld.

10.4.	Notwithstanding anything to the contrary in this Agreement (including Section 10.3), following the Closing Date, the Purchaser will have the right, in the Purchaser’s sole and absolute discretion, to conduct and control, through counsel of the Purchaser’s choosing, the defense of any Tax Contest; provided, however, that to the extent that any Tax Contest could reasonably give rise to an indemnification claim by the Purchaser under this Section 10, the Purchaser will (i) provide notice of such Tax Contest to the Shareholder Representative within thirty (30) days after receiving the first written notice of the commencement of such Tax Contest or from the relevant Governmental Authority, provided that any failure to provide such notice to the Shareholder Representative within such period will not relieve the Shareholders of any obligation or liability, except to the extent that the Shareholders have been materially prejudiced by such failure to provide such notice to the Shareholder Representative within such period, (ii) provide to the Shareholder Representative all information reasonably requested by the Shareholder Representative regarding such Tax Contest, (iii) permit the Shareholder Representative to evaluate and comment on such Tax Contest, and (iv) reasonably and in good faith consider any such comments of the Shareholder Representative. The Purchaser may settle, adjust, or compromise any Tax Contest, in the Purchaser’s sole and absolute discretion, without the consent of the Shareholder Representative. However, without the prior written consent of the Shareholder Representative – which consent (i) will not be unreasonably withheld, delayed, or conditioned and (ii) will be deemed to have been given unless the Shareholder Representative objects in writing within thirty (30) days after receipt of a written request for such consent from the Purchaser – no settlement, adjustment, or compromise of any Tax Contest will be determinative of the existence of a claim for indemnification under this Section 10 or the amount of indemnifiable amounts relating to such claim. In the event that the Shareholder Representative consents in writing to (or is deemed to have consented to) any settlement, adjustment, or compromise of any Tax Contest, neither the Shareholder Representative nor any Shareholder will have any power or authority to object under any provision of this Section 10 to the amount of any claim by the Purchaser for indemnification under this Section 10 with respect to such settlement, adjustment, or compromise.

10.5.	Other than with respect to a specific Shareholder for such Shareholder’s Shareholder Fraud Event, the remedies provided in this Section 10 shall be the sole and exclusive remedy of the Purchaser, or any of their Affiliates for any Claims or Damages resulting from the Transaction, except that each Party shall be entitled to injunctive relief to enjoin the breach or threatened breach of any provisions of this Agreement and the specific performance by the other of its obligations hereunder.

10.6.	The representation and warranties of the Company and the Shareholders (read together with the disclosure schedules) and the rights of the Purchaser (and its directors, employees and advisors) to indemnification under this Section 10 shall not be affected by any examination made for or on behalf of the Purchaser or the knowledge of any of the Purchaser’s officers, directors, employees or agents. It is understood and agreed that if the Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation (read together with the disclosure schedules) herein, then (without limiting any of the rights of the Purchaser as an Indemnified Party but without double counting and without providing for diminution in value) the Purchaser shall also be deemed, by virtue of its ownership of the shares of the Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

10.7.	Threshold. The Purchaser shall only be entitled to claim Damages if and insofar the aggregate amount of all Claims payable by the Indemnifying Parties under this Agreement exceeds two hundred and fifty thousand U.S. Dollars (US$ 250,000), in which event the Indemnifying Parties shall be liable to indemnify the Purchaser from the first dollar. Notwithstanding, the foregoing threshold shall not apply in the event of (i) fraud, willful misconduct, or willful misrepresentation of the Company (each, a “Company Fraud Event”) or fraud, willful misconduct, or willful misrepresentation of a Shareholder (a “Shareholder Fraud Event”), (ii) a Special Indemnity, (iii) breach or inaccuracy of a Fundamental Representation, or (iv) a breach of covenant, in which the Shareholders shall be liable to indemnify the Purchaser from the first dollar.

10.8.	Cap.

10.8.1.	All Shareholders’ aggregate liability for any Claims or Damages under or pursuant to this Agreement shall not exceed the Escrow Amount plus the Heldback Escrow, provided however that with respect to any Claims for: (i) a Company Fraud Event or Shareholder Fraud Event or a breach of a covenant the aggregate liability for such Claims shall be unlimited (in respect of breach of covenant or Shareholder Fraud Event solely with respect to the respective Shareholder who committed such Shareholder Fraud Event or breach of covenant); and (ii) Special Indemnities or Fundamental Representations and a breach of covenant by the Company (other than a breach of covenant by a Shareholder which is referenced in above in subsection (i)), the aggregate liability for all such Claims shall not exceed each Shareholder’s pro rata share of the Purchase Price to be paid to such Shareholder, in accordance with the Waterfall, and (iii) the representations under Section 5.14 [Intellectual Property and Technology], the aggregate liability for all such Claims shall not exceed each Indemnifying Party’s pro rata share of 40% (forty percent) of the Purchase Price (inclusive of the Escrow Amount) to be paid to such Indemnifying Party, in accordance with the Waterfall. For the avoidance of doubt, all limitations above are not cumulative one on top of the other but each take into account any other Claims paid to any Indemnified Party by an Indemnifying Party. Each Indemnifying Party’s indemnification obligations shall be on a pro-rata basis of the Damages claimed in each Claim, subject to the treatment of the Escrow Amounts in accordance with Section 10.8.2.

10.8.2.	Without prejudice to any of the foregoing and to Section 2.8, any payment made by the Shareholders in respect of any Claim relating to any inaccuracy, breach or falsity of any of the representations and warranties of the Company contained in Section 5 above, other than the Fundamental Representation, shall be first in the form of a reduction of the Escrow Amount and Heldback Escrow pursuant to Section 2.8, above. For the avoidance of doubt, for any other payment obligation of Shareholders hereunder, the Purchaser and the other Indemnified Parties may seek recourse directly against the liable Shareholder (whether personally or through the Shareholder Representative) and/or against the Escrow Fund and Heldback Escrow (at their sole and absolute discretion).

For the avoidance of doubt, notwithstanding the partial payment of the Purchase Price in Consideration Shares, the Purchase Price for the purpose of this Section 10.8 shall be deemed equal to US$ 29 million, as adjusted by the Aggregate Purchase Price Adjustment and each Consideration Share shall be valued for purposes of indemnification and this Article 10 as the value of such share at the Closing, as calculated hereunder, disregarding any change in the valuation thereof at any time following the Closing.

10.9.	All Claims pursuant to this Agreement shall become time-barred on the eighteen (18) month anniversary of the Closing Date, other than Claims with respect to: (i) a Shareholder Fraud Event, which shall survive indefinitely in relation to such Shareholder; (ii) a Company Fraud Event which shall survive indefinitely; (iii) breach of covenants by a Shareholder or the Company, (iv) a Special Indemnity; or (v) breach of a Shareholder’s representation set out in Sections 6.1 [Incorporation], 6.2 [Authority to Transact], 6.3 [Execution of Agreement], 6.4 [Purchase Shares], 6.5 [Brokers and Finders] 6.6 [No Proceedings], 6.7 [Solvency], 6.8 [Tax Withholding Information] or of a Company representation set out in Sections 5.1 [Constitution and Compliance], 5.2 [No Conflict], 5.3 [Capitalization], 5.7 [Taxation], 5.15 [Brokers and Finders] and 5.17 [Insolvency] (the “Fundamental Representations”); all of (iii) through (v) shall survive until sixty (60) days following the expiration of the statute of limitations under applicable law (and with respect to any Tax matter, until sixty (60) days following the expiration of the statute of limitations relating to such Tax matter). The representations under Section 5.14 [Intellectual Property and Technology] shall survive until the forty eight (48) month anniversary of the Closing.

10.10.	All amounts received as indemnification pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the aggregate Purchase Price to the maximum extent permitted by applicable law.

10.11.	In no event shall any Party be indemnified under different provisions of this Agreement more than once for the same dollar of Damages; provided that if an Indemnified Party’s claim under this Section 10 may be properly characterized in multiple ways in accordance with this Section 10 such that such claim may or may not be subject to different limitations depending on such characterization, then such Indemnified Person shall have the right to characterize such claim in a manner that maximizes the recovery and time to assert such claim permitted in accordance with this Section 10.

10.12.	It is clarified that other than an Indemnifying Party required to provide indemnification under Section 10.2 above, no other Indemnifying Party shall be liable or have any obligation to indemnify the Indemnified Persons on account of any breach of representations, warranties or covenants or any other action or inaction of any other Indemnifying Party (without derogating from any liability, if any, with respect to an action or omission an Indemnifying Party in the context of this Agreement, in his capacity as an employee or officer or director of the Company, if giving rise to indemnification pursuant to the terms hereof), other than in relation to the Escrow Amount and Heldback Escrow as set out in Section 10.8.2.

10.13.	For the purpose of calculating Damages, the amount of all losses or damages (including, but not limited to, Damages) incurred by an Indemnified Party in connection with a Claim in respect of which it is entitled to indemnification under this Section 10 shall be reduced by the amount of insurance proceeds, indemnification payments and other third-party recoveries (excluding any recoveries related to Tax) actually received by such Indemnified Party in respect of any such losses or damages (net of the cost and expense of recovery and any increase in insurance premiums, including retro-premium adjustments) and provided there is no obligation on the Indemnified Party to obtain or maintain any such insurance.

10.14.	Notwithstanding anything to the contrary contained in this Agreement, no Indemnified Party will be entitled to indemnification under this Section 10 for any Damages to the extent that it has been explicitly taken into account as a reduction in the final determination of Purchase Price.

10.15.	Each Indemnified Party shall take commercially reasonable steps to mitigate its Damages upon and after becoming aware of any such Damages.

10.16.	Notwithstanding anything to the contrary herein or elsewhere, Purchaser will have the right to set off, dollar for dollar, and retain any amount to which any Retained Seller may be entitled to receive: (i) hereunder or pursuant to any Holdback Agreement from any payment such person may be liable to pay to the Purchaser or the Company or any of their respective Affiliates (following Closing) for any reason whatsoever (whether pursuant to this Agreement or any of the other Transaction Documents or any other agreement or matter), other than, from such person’s base salary; and (ii) pursuant to any agreement (including this Agreement or any of the other Transaction Documents or any other agreement or matter) from any payment such person or its Affiliates may be liable to pay to the Purchaser or the Company or any of their respective Affiliates (following Closing) pursuant to this Agreement.

10.17.

11.	MISCELLANEOUS

11.1.	Communications. All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail (registered international air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, or by facsimile transmission (provided that written confirmation of receipt is provided) with a copy by mail, or by electronic mail, addressed as set forth below:

If to the Company (prior to Closing):	Voyage81 Ltd.
Hakfar Hayarok, 4780000, Israel
Email: niv@voyage81.com
Attn: Niv Price

With a copy to (which shall not	Meitar, Law Offices,
constitute a notice):	16 Abba Hillel Rd.
Ramat Gan 5250608, Israel
Attention: Asaf Harel, Adv.
Facsimile: +972-3-6103656
Email: aharel@meitar.com

If to the Shareholders:	As stated in Schedule A hereto.

If to the Purchaser and, following the	Il Makiage Cosmetics (2013) Ltd.
Closing, also the Company:	8 Haharash St., Tel Aviv

Attn: Oran Holtzman
E-mail: oran@ilmakiage.com

with a copy to (which shall not	Herzog, Fox & Neeman
constitute a notice):	4 Yitzhak Sadeh Street,
Tel Aviv 6777504, Israel
Fax: +972-3-696-6464
Attn: Itay Lavi, Adv.
Email: lavii@herzoglaw.co.il

If to the Shareholder Representative	Nate Jaret C/o: Maniv
Address: 4 Osvaldo Arnia St.
Tel Aviv, 6473307 Israel
Email: nate@maniv.com

or such other address as any Party may designate to the other in accordance with the aforesaid procedure. All communications delivered in person or by courier service shall be deemed to have been given upon delivery, those given by facsimile transmission shall be deemed given on the Business Day following transmission with confirmed answer back, and all notices and other communications sent by registered mail (or air mail if the posting is international) shall be deemed given ten (10) days after posting , and any notice given by electronic mail (i) will be deemed to have been given when sent, provided that receipt of the email is confirmed by the recipient or (ii) will be deemed to have been given one Business Day after it was sent, provided such notice is also sent within one Business Day by reliable overnight delivery service (with proof of service), hand delivery, facsimile (with confirmation of transmission) or certified or registered mail (return receipt requested and first-class postage prepaid).

11.2.	Successors and Assignees

11.2.1.	If the Purchase Shares shall at any time be sold or transferred, the benefit of each of the obligations, undertakings, indemnities, representations or warranties undertaken or given by the Shareholders under or pursuant to this Agreement shall be assignable to the purchaser or transferee of the Purchase Shares and such purchaser or transferee shall be entitled to enforce the same against the Shareholders as if it were named in this Agreement as the Purchaser.

11.2.2.	Save as set out herein, none of the rights or obligations under or pursuant to this Agreement may be assigned or transferred to any other Person without the written consent of all the Purchaser and the Shareholder Representative. Notwithstanding the foregoing, with respect to any Shareholder that is a venture capital fund or similar entity, such Shareholder may assign all of its rights and obligations hereunder in connection with such Shareholder’s transfer of assets to its partners in connection with the liquidation of such Shareholder.

11.2.3.	This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

11.3.	Expenses. Without derogating from any provision herein, all costs and expenses incurred in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses, shall be paid by the party incurring such cost or expense, provided that the Shareholders shall bear, either directly (or in accordance with the purchase price adjustment mechanism set out in Section 2 above), all Transaction Costs in accordance with the terms of this Agreement.

11.4.	Delays or Omissions; Waiver

11.4.1.	The rights of a Party may be waived by such Party only in writing and specifically; the conduct of any one of the Parties shall not be deemed a waiver of any of its rights pursuant to this Agreement or as a waiver or consent on its part as to any breach or failure to meet any of the terms of this Agreement or as an amendment hereto. A waiver by a Party in respect of a breach by the other Party of its obligations shall not be construed as a justification or excuse for a further breach of its obligations.

11.4.2.	No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default by the other under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

11.5.	Amendment. This Agreement may be amended or modified only by a written document signed by the Purchaser, the Company (only if prior to Closing), and the Shareholder Representative. For the avoidance of doubt, the Shareholders hereby confirm that no member of the board shall be deemed as having a personal interest when approving such an amendment on behalf of the Company, provided however that such is not disproportionally benefiting such board member in comparison to other Shareholders hereunder.

11.6.	Entire Agreement. This Agreement (together with the recitals, schedules, appendices, annexes and exhibits attached hereto) contains the entire understanding of the Parties with respect to its subject matter and all prior negotiations, discussions, agreements, commitments and understandings between them with respect thereto not expressly contained herein shall be null and void in their entirety, effective immediately with no further action required.

11.7.	Severability

11.7.1.	If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the validity or enforceability in that jurisdiction of any other provision hereof or the validity or enforceability in other jurisdictions of that or any other provision hereof.

11.7.2.	Where provisions of any applicable law resulting in such illegality, invalidity or unenforceability may be waived, they are hereby waived by each Party to the full extent permitted so that this Agreement shall be deemed valid and binding, in each case enforceable in accordance with its terms.

11.8.	Counterparts, Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed Agreement received by a Party via facsimile or electronic mail will be deemed an original, and binding upon the Party who signed it.

11.9.	Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to principles of conflicts of laws thereof and the courts located in Tel Aviv, Israel shall have exclusive jurisdiction over any disputes between the Parties in relation thereto.

11.10.	Further Actions. At any time and from time to time, each Party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

11.11.	No Third-Party Beneficiaries. Except as set forth in Section 8.14, nothing in this Agreement shall create or confer upon any Person, other than the Parties, the Non-Executing Shareholders and the Indemnified Parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities, except as expressly provided herein provided, however, that this Section 11.11 shall not apply to Section 4, which shall be enforceable by the Shareholder Representative in its entirety against any Shareholders that are not a Party. For the avoidance of doubt, the foregoing shall not be deemed to derogate from the authority to amend such provisions benefiting third parties in accordance with Section 11.5 above.

11.12.	Conflict Waiver. Notwithstanding that the Company and Shareholders have been represented by Meitar, Law Offices (the “Firm”) in the preparation, negotiation and execution of this Agreement and the Transaction, the Company agrees that after the Closing Date the Firm may represent the Shareholder Representative, the Shareholders and/or their Affiliates in matters related to this Agreement and the ancillary agreements hereto, including without limitation in respect of any indemnification claims in connection with this Transaction. The Company hereby acknowledges, on behalf of itself and its Affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation. All communications between the Shareholders or the Company, on the one hand, and the Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement, the Transaction Documents, and the consummation of the Transaction but excluding: (i) any communications or information that is related to the business of the Company and used by the Company or the Purchaser for business reasons after the Closing; or (ii) any communication or information evidencing knowledge of any Shareholder or the Company of a breach of this Agreement or the Transaction Documents (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Shareholders and shall not pass to or be claimed by the Purchaser or the Company, and neither the Company nor the Shareholders may waive attorney-client privilege with respect to such Privileged Communications without Shareholder Representative written consent. Accordingly, the Purchaser and the Company shall not have access to any Privileged Communications or to the files of the Firms relating to such engagement from and after the Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Shareholders (and not the Purchaser or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Purchaser or the Company shall be a holder thereof, (ii) to the extent that files of the Firm in respect of such engagement constitute property of the client, only the Shareholders (and not the Purchaser or the Company) shall hold such property rights and (iii) the Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Purchaser or the Company by reason of any attorney-client relationship between the Firm and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser or its Affiliates (including the Company), on the one hand, and a third party other than any of the Shareholders, on the other hand, the Purchaser or its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither the Purchaser nor its Affiliates (including the Company) may waive such privilege without the prior written consent of the Shareholders, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that the Purchaser or its Affiliates (including the Company) is legally required by an order from a Governmental Authority or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable law, and (y) advisable in the opinion of the Purchaser’s counsel, then the Purchaser shall immediately (and, in any event, within five (5) Business Days) notify the Shareholder Representative in writing so that the Shareholder Representative can seek a protective order.

[Signature Page to Follow]

[Signature Page of Share Purchase Agreement]

IN WITNESS WHEREOF, this Share Purchase Agreement has been duly executed on the date herein above set forth.

IL MAKIAGE COSMETICS (2013) LTD.

By:	/s/ ORAN HOLTZMAN
Name: ORAN HOLTZMAN
Title: CFO

[Signature Page of Share Purchase Agreement]

IN WITNESS WHEREOF, this Share Purchase Agreement has been duly executed on the date herein above set forth.

VOYAGE81 LTD.

By:	/s/ Niv Price
Name: Niv Price
Title: CEO

[Signature Page of Share Purchase Agreement]

IN WITNESS WHEREOF, this Share Purchase Agreement has been duly executed on the date herein above set forth.

/s/ Niv Price
IANGELS INGENUITY FUND L.P		NIV PRICE

Name :	Shelly Hod Moyal
Title:	Director

/s/ Boaz Arad
IANGELS TECHNOLOGIES LP		BOAZ ARAD

Name :	Shelly Hod Moyal
Title:	Director

/s/ Michael Granoff		/s/ Alon Hirsch
MANIV MOBILITY II, L.P.		ALON HIRSCH

Name :	Michael Granoff
Title:	Managing Partner

/s/ Michael Granoff		/s/ Rafi Gidron
MANIV MOBILITY II A, L.P.		RAFI GIDRON

Name :	Michael Granoff
Title:	Managing Partner

TRUE VENTURES VI, L.P., for itself
and as nominee for True Ventures VI-A, L.P.

By: True Venture Partners VI, LLC

Its: General Partner

Name:	James G. Stewart
Title:	COO

/s/ Omer Shachar
NEXT GEAR VENTURE PARTNERS L.P.

Name:	Omer Shachar
Title:	Partner

[Signature Page of Share Purchase Agreement]

IN WITNESS WHEREOF, this Share Purchase Agreement has been duly executed on the date herein above set forth.

/s/ Shelly Hod Moyal
IANGELS INGENUITY FUND L.P		NIV PRICE

Name :	Shelly Hod Moyal
Title:	Director

/s/ Shelly Hod Moyal
IANGELS TECHNOLOGIES LP		BOAZ ARAD

Name :	Shelly Hod Moyal
Title:	Director

MANIV MOBILITY II, L.P.		ALON HIRSCH

Name :	Michael Granoff
Title:	Managing Partner

MANIV MOBILITY II A, L.P.		RAFI GIDRON

Name :	Michael Granoff
Title:	Managing Partner

TRUE VENTURES VI, L.P., for itself
and as nominee for True Ventures VI-A, L.P.

By: True Venture Partners VI, LLC

Its: General Partner

Name:	James G. Stewart
Title:	COO

NEXT GEAR VENTURE PARTNERS L.P.

Name:	Omer Shachar
Title:

[Signature Page of Share Purchase Agreement]

IN WITNESS WHEREOF, this Share Purchase Agreement has been duly executed on the date herein above set forth.

IANGELS INGENUITY FUND L.P		NIV PRICE

Name :	Shelly Hod Moyal
Title:	Director

IANGELS TECHNOLOGIES LP		BOAZ ARAD

Name :	Shelly Hod Moyal
Title:	Director

MANIV MOBILITY II, L.P.		ALON HIRSCH

Name :	Michael Granoff
Title:	Managing Partner

MANIV MOBILITY II A, L.P.		RAFI GIDRON

Name :	Michael Granoff
Title:	Managing Partner

/s/ James G. Stewart
TRUE VENTURES VI, L.P., for itself
and as nominee for True Ventures VI-A, L.P.

By: True Venture Partners VI, LLC

Its: General Partner

Name:	James G. Stewart
Title:	COO

NEXT GEAR VENTURE PARTNERS L.P.

Name:	Omer Shachar
Title:

IN WITNESS WHEREOF, this Share Purchase Agreement has been duly executed on the date herein above set forth.

Shareholder Representative

Nate Jaret
solely in its capacity as the Shareholder Representative

By:	/s/ Nate Jaret